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As Filed with the Securities and Exchange Commission on December 23, 2013

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MYLAN INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	25-1211621 (I.R.S. Employer Identification No.)

1000 Mylan Boulevard
Canonsburg, Pennsylvania 15317
(724) 514-1800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

John D. Sheehan
Chief Financial Officer
Mylan Inc.
1000 Mylan Boulevard
Canonsburg, Pennsylvania 15317
Telephone: (724) 514-1800
Facsimile: (724) 514-1870
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

Bradley L. Wideman, Esq.
Vice President, Associate General Counsel Securities and
Assistant Secretary
Mylan Inc.
1000 Mylan Boulevard
Canonsburg, Pennsylvania 15317
Telephone: (724) 514-1800
Facsimile: (724) 514-1870	Stacy J. Kanter, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Telephone: (212) 735-3000 Facsimile: (212) 735-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

1.800% Senior Notes due 2016	$500,000,000	100%	$500,000,000	$64,400

2.600% Senior Notes due 2018	$650,000,000	100%	$650,000,000	$83,720

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2013

PRELIMINARY PROSPECTUS

MYLAN INC.

OFFER TO EXCHANGE

$500 million aggregate principal amount of 1.800% Senior Notes due 2016
CUSIP #628530AZ0, ISIN #US628530AZ06
CUSIP #U62472AG7, ISIN #USU62472AG79 (the "2016 Restricted Bonds")
in exchange for $500 million aggregate principal amount of 1.800% Senior Notes due 2016 which have been registered under the Securities Act of 1933, as amended (the "2016 Exchange Bonds"),

and

$650 million aggregate principal amount of 2.600% Senior Notes due 2018
CUSIP #628530BA4, ISIN #US628530BA46
CUSIP #U62472AH5, ISIN #USU62472AH52 (the "2018 Restricted Bonds")
in exchange for $650 million aggregate principal amount of 2.600% Senior Notes due 2018 which have been registered under the Securities Act of 1933, as amended (the "2018 Exchange Bonds").

         We refer to the registered 2016 Exchange Bonds and 2018 Exchange Bonds in this exchange offer collectively as the "Exchange Bonds," and to all outstanding 2016 Restricted Bonds and outstanding 2018 Restricted Bonds collectively as the "Restricted Bonds."

         The exchange offer will expire at 5:00 p.m., New York City time, on January    , 2014, unless we extend the exchange offer in our sole and absolute discretion.

         Terms of the exchange offer:

  •
  We will exchange the Exchange Bonds for all outstanding Restricted Bonds that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

  •
  You may withdraw tenders of the Restricted Bonds at any time prior to the expiration or termination of the exchange offer.

  •
  The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.

  •
  The exchange of the Restricted Bonds for the Exchange Bonds will not be a taxable transaction for United States federal income tax purposes, but you should see the discussion under the caption "Certain United States Federal Income Tax Considerations" for more information.

  •
  We will not receive any proceeds from the exchange offer.

  •
  We issued the Restricted Bonds in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the Restricted Bonds.

         Each broker-dealer that receives the Exchange Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Bonds received in exchange for the Restricted Bonds where such Restricted Bonds were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the closing of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

         There is no established trading market for the Exchange Bonds. We do not intend to list the Exchange Bonds on any securities exchange or to seek approval for their quotation through any automated quotation system.

         See "Risk Factors" beginning on page 14 for a discussion of risks you should consider prior to tendering your outstanding Restricted Bonds for exchange.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January    , 2014.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of its date, and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        It is important that you read and consider all of the information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Incorporation by Reference" and "Where You Can Find More Information."

        In this prospectus, unless otherwise indicated herein or the context otherwise indicates the terms "Mylan," "we," "us," "our" and the "Company" refer to Mylan Inc., together with its consolidated subsidiaries, except in the "Description of the Notes" or where it is clear from the context that the terms mean only the issuer, Mylan Inc.

        Currency amounts in this prospectus are stated in U.S. dollars.

 INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC that contains that information. The information incorporated by reference is considered to be part of this prospectus. Information that we file with the SEC after the date of this prospectus and that is incorporated by reference in this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference (other than any portions of any such documents that are not deemed "filed" under the Securities Exchange Act of 1934, as amended (the "Exchange Act") in accordance with the Exchange Act and applicable SEC rules):

  •
  our Annual Report on Form 10-K (excluding Items 7 and 8 and Schedule II) for the year ended December 31, 2012 filed on February 28, 2013;

  •
  our Quarterly Report on Form 10-Q for the period ended March 31, 2013 filed on May 2, 2013;

  •
  our Quarterly Report on Form 10-Q for the period ended June 30, 2013 filed on August 1, 2013;

  •
  our Quarterly Report on Form 10-Q for the period ended September 30, 2013 filed on October 31, 2013;

  •
  our Current Reports on Form 8-K filed on February 12, 2013, February 27, 2013 (Item 1.01 and Item 8.01), May 28, 2013 (relating to our recast of Items 7 and 8 and Schedule II included in our Annual Report on Form 10-K for the year ended December 31, 2012), June 18, 2013, June 27, 2013, October 31, 2013 (Item 8.01), November 20, 2013, November 29, 2013 and December 5, 2013;

  •
  those portions of our Definitive Proxy Statement on Schedule 14A filed on April 12, 2013, as supplemented on May 10, 2013, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012; and

  •
  any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities offered by this prospectus.

        You may request a copy of any of these filings at no cost to you by contacting us by mail or telephone using the information set forth below:

Mylan Inc.
1000 Mylan Boulevard
Canonsburg, Pennsylvania 15317
Attention: Investor Relations
Telephone: (724) 514-1800

 WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports that the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:

Mylan Inc.
1000 Mylan Boulevard
Canonsburg, Pennsylvania 15317
Attention: Investor Relations
Telephone: (724) 514-1800

        In order to obtain timely delivery of these documents, you must request the information no later than January    , 2014, which is five business days before the expiration date of this exchange offer.

        We have agreed that, even if we are not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, for so long as any of the Exchange Bonds remain outstanding, we will file with the SEC (unless the SEC will not accept such a filing, in which case we will provide to holders of the Exchange Bonds) all annual and quarterly reports, and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections.

 CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

        Certain statements contained in or incorporated by reference into this prospectus are "forward-looking statements." These statements may be made directly in this prospectus or may be incorporated into this prospectus by reference to other documents. Our representatives may also make forward-looking statements. When used in this document, or any document incorporated herein by reference, the words "anticipate," "may," "can," "could," "continue," "plan," "feel," "forecast," "believe," "estimate," "expect," "project," "potential," "intend," "likely," "will," "should," "would," "to be" and any similar expressions and any other statements that are not historical facts, in each case as they relate to us, our management or this offering, are intended to identify those assertions as forward-looking statements. In making any of those statements, the person making them believes that its expectations are based on reasonable assumptions. However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated. These forward-looking statements are subject to numerous risks and uncertainties, including the risks described under "Risk Factors" in this prospectus as well as under "Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2012, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

        Some of these risks and uncertainties include, but are not limited to:

  •
  risks related to current economic conditions;

  •
  risks related to the acquisitions and continuing integration of acquired businesses;

  •
  risks related to our rapid growth;

  •
  risks related to us being a global business;

  •
  risks of us not being able to commercialize new products on a timely basis;

  •
  challenges by tax regulators of our transfer pricing arrangements;

  •
  unanticipated changes in our tax provisions or exposure to additional income tax liabilities;

  •
  market acceptance of new products or of existing products in new markets;

  •
  risks related to product or market concentration;

  •
  regulatory delays and uncertainties;

  •
  new and existing legislation affecting our business, including healthcare reform legislation;

  •
  unsuccessful research and development;

  •
  use of legal, regulatory and legislative strategies by competitors;

  •
  risks related to our substantial indebtedness;

  •
  risks related to the sale of certain of our assets;

  •
  significant operating and financial restrictions imposed by our credit facilities and any additional indebtedness we incur in the future;

  •
  the availability of raw materials sourced from third parties;

  •
  market perceptions of us, our brands and the safety and quality of our products;

  •
  an interruption in production at one of our manufacturing facilities;

  •
  litigation, including product liability claims and patent litigation;

  •
  ability to attract and retain key senior management or scientific staff;

  •
  macroeconomic conditions and general industry conditions, such as the competitive environment of the generic pharmaceutical industry;

  •
  changes in political, social or economic circumstances in the markets where we operate;

  •
  labor relations;

  •
  fluctuations in interest rates or foreign currency exchange rates and other adverse financial market conditions;

  •
  changes in tax and other laws;

  •
  our ability to protect our intellectual property;

  •
  changes to reimbursement policies of private managed care organizations and other third party payors, including government sponsored health systems;

  •
  the continued consolidation of the distribution network through which we sell our products, including wholesale drug distributors and the growth of large retail drug store chains;

  •
  government regulation affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with which we do business to obtain necessary regulatory approvals;

  •
  our ability to successfully complete the implementation of a new enterprise resource planning system without disrupting our business;

  •
  our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing and marketing new products, obtain regulatory approval and customer acceptance of those products, and continued customer acceptance of our existing products;

  •
  risks related to the performance under indemnification provisions of various agreements entered into in the normal course of business;

  •
  risks related to regulatory, economic, social and political uncertainties in India with respect to our Indian subsidiaries;

  •
  our ability to maintain adequate internal controls and, on an annual basis, to provide an assertion as to the effectiveness of our internal control over financial reporting;

  •
  inherent uncertainties involved in estimates, judgments and assumptions used in the preparation of financial statements in accordance with generally accepted accounting principles ("GAAP");

  •
  our ability to comply with the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws;

  •
  illegal distribution and sale by third parties of counterfeit versions of our products or of stolen products;

  •
  risks related to various legal proceedings and certain government inquiries;

  •
  risks relating to charges to earnings resulting from acquisitions;

  •
  risks related to our recently completed acquisition of the Agila Specialties business from Strides Arcolab, including but not limited to, successful resolution to the FDA warning letter issued to Agila and the ownership of such business, and risks related to future acquisitions or divestitures;

  •
  risks related to the performance of our collaboration partners;

  •
  risks related to our increasing dependency on information technology, including cybersecurity and data leakage risks;

  •
  risks related to the success of our clinical trials; and

  •
  other risks detailed from time to time in our periodic reports filed with the SEC, our financial statements and other investor communications.

Actual results or performance by us could differ materially from those expressed in, or implied by, any forward-looking statements relating to those matters. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will occur or, if any of them do occur, what impact they will have on our results of operations or financial condition. Except as required by law, we are under no obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

v

SUMMARY

        The information below is a summary of the more detailed information included elsewhere or incorporated by reference in this prospectus. You should read carefully the following summary together with the more detailed information contained in this prospectus and the information incorporated by reference into those documents, including the risk factors described on page 13 of this prospectus and the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2012. This summary is not complete and does not contain all of the information you should consider when making your investment decision.

 Our Company

        Throughout our history, we have been recognized as a leader in the United States generic pharmaceutical market. Since 2007, we have transformed our company, and today we are one of the largest generic and specialty pharmaceuticals companies in the world in terms of revenue. This transformation has taken place through organic growth and external expansion. Our leadership position in the U.S. generic pharmaceutical industry is the result of our ability to obtain Abbreviated New Drug Application approvals, as well as our reliable and high quality supply chain. Through the acquisitions of Agila Specialties Private Limited and Agila Specialties Asia Pte Ltd (together, "Agila"), Mylan Laboratories Limited (formerly known as Matrix Laboratories Limited), Merck KGaA's generics and specialty pharmaceutical business, Bioniche Pharma Holdings Limited and Pfizer Inc.'s respiratory delivery platform, we have created a horizontally and vertically integrated platform with global scale, augmented our diversified product portfolio and further expanded our range of capabilities, all of which we believe position us well for the future.

        In addition to the U.S., we have a robust worldwide commercial presence in the generic pharmaceutical market, including leadership positions in France and Australia and several other key European and Asia Pacific markets, as well as a leading branded specialty pharmaceutical business focusing on respiratory, allergy and psychiatric products.

        Currently, we market a global portfolio of more than 1,300 different products covering a vast array of therapeutic categories. We offer an extensive range of dosage forms and delivery systems, including oral solids, topicals, liquids and semi solids. In addition, we focus on those that are difficult to formulate and manufacture and typically have longer product life cycles than traditional generic pharmaceuticals, including transdermal patches, high potency formulations, injectables, controlled release and respiratory products. We also manufacture and supply low cost, high quality active pharmaceutical ingredients for our own products and pipeline, as well as for third parties.

        We also have one of the deepest pipelines and largest number of products pending regulatory approval in our history. Increasing sales volumes and continuing leverage of our vertically integrated platform provides substantial operational efficiencies and economies of scale.

        We believe that the breadth and depth of our business and platform provides certain competitive advantages over many of our competitors in major markets in which we operate, including less dependency on any single market or product, and, as a result, we are better able to successfully compete on a global basis.

Recent Developments

        Agila Specialties.    On December 4, 2013, we announced that we completed the acquisition of Agila, a developer, manufacturer and marketer of high-quality generic injectable products, from Strides Arcolab Limited ("Strides Arcolab") for approximately $1.75 billion, which includes $250 million in contingent consideration and an increased escrow arrangement to fund any potential regulatory remediation costs (the "Agila Acquisition"). We funded the Agila Acquisition from the net proceeds of our offering of senior notes that closed on November 29, 2013 and borrowings under our $1.50 billion revolving credit facility (the "Revolving Facility"). See "—Senior Notes Offering."

        Senior Notes Offering.    On November 29, 2013, we issued an aggregate of $2.0 billion of senior unsecured notes comprised of $500 million aggregate principal amount of 1.350% senior notes due 2016, $500 million aggregate principal amount of 2.550% senior notes due 2019, $500 million aggregate principal amount of 4.200% senior notes due 2023 and $500 million aggregate principal amount of 5.400% senior notes due 2043 (together, the "Senior Notes") under an indenture and the first supplemental indenture thereto, each dated as of November 29, 2013, between us and The Bank of New York Mellon, as trustee. The offering of the Senior Notes was made pursuant to our effective registration statement on Form S-3 (Registration No. 333-189297) and the related prospectus supplement filed with the SEC. We used the net proceeds of the Senior Notes offering to fund a portion of the purchase price of the Agila Acquisition and intend to use the remaining net proceeds for general corporate purposes, including, but not limited to, repayment of short-term borrowings, which may include the repayment of borrowings under the Revolving Facility and under our accounts receivable securitization facility, and funding the previously announced repurchase of up to $500 million of our common stock either in the open market or through privately negotiated transactions.

Company Information

        Mylan Inc. was incorporated in Pennsylvania in 1970. Our common stock is listed on the NASDAQ Stock Market under the symbol "MYL." Our principal offices are located at 1000 Mylan Boulevard, Canonsburg, Pennsylvania 15317 and the telephone number is (724) 514-1800. Our Internet address is www.mylan.com. Information on our website does not constitute part of, and is not incorporated into, this prospectus.

Summary Description of the Exchange Offer

        On June 25, 2013, we completed the private offering of $500.0 million aggregate principal amount of 1.800% Senior Notes due 2016 and $650.0 million aggregate principal amount of 2.600% Senior Notes due 2018, which we refer to collectively as the "Restricted Bonds." As part of that offering, we entered into a registration rights agreement with the initial purchasers of those Restricted Bonds in which we agreed, among other things, to mail a prospectus to registered holders of the Restricted Bonds and to use our commercially reasonable efforts to complete an exchange offer for such Restricted Bonds in compliance with applicable securities laws. Below is a summary of the exchange offer.

Restricted Bonds	$500.0 million principal amount of 1.800% Senior Notes due 2016 and $650.0 million principal amount of 2.600% Senior Notes due 2018.
Exchange Bonds

$500.0 million principal amount of 1.800% Senior Notes due 2016 and $650.0 million principal amount of 2.600% Senior Notes due 2018, the issuance of each of which has been registered under the Securities Act of 1933, as amended (the "Securities Act").

The form and terms of the 2016 Exchange Bonds are identical in all material respects to those of the 2016 Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the 2016 Restricted Bonds do not apply to the 2016 Exchange Bonds.

The form and terms of the 2018 Exchange Bonds are identical in all material respects to those of the 2018 Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the 2018 Restricted Bonds do not apply to the 2018 Exchange Bonds.

Exchange Offer	We are offering to issue up to
(i) $500.0 million principal amount of the 2016 Exchange Bonds, in exchange for a like principal amount of the 2016 Restricted Bonds,
and
(ii) $650.0 million principal amount of the 2018 Exchange Bonds, in exchange for a like principal amount of the 2018 Restricted Bonds,

to satisfy our obligations under the registration rights agreement that we entered into when the Restricted Bonds were issued in reliance upon the exemption from registration provided by Rule 144A and Regulation S of the Securities Act.

Expiration Date; Tenders	The exchange offer will expire at 5:00 p.m., New York City time, on January , 2014, unless extended in our sole and absolute discretion. By tendering your Restricted Bonds, you represent to us that:

• you are not our "affiliate," as defined in Rule 405 under the Securities Act;
• you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds;
• you are acquiring the Exchange Bonds in your ordinary course of business; and

•

if you are a broker-dealer, you will receive the Exchange Bonds for your own account in exchange for the Restricted Bonds that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the Exchange Bonds you receive and you have not entered into any agreement or understanding with us or any of our affiliates to distribute the Exchange Bonds. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Withdrawal	You may withdraw any Restricted Bonds tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on January , 2014.
Conditions to the Exchange Offer

The exchange offer is subject to customary conditions, which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.

Procedures for Tendering the Restricted Bonds

Except as described in the section titled "The Exchange Offer—Procedures for Tendering Restricted Bonds," a tendering holder must, on or prior to the expiration date, transmit an agent's message to the exchange agent at the address listed in this prospectus. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book entry transfer of your Restricted Bonds into the exchange agent's account at The Depository Trust Company ("DTC") prior to the expiration or termination of the exchange offer.

Special Procedures for Beneficial Owners

If you are a beneficial owner whose Restricted Bonds are registered in the name of the broker, dealer, commercial bank, trust company or other nominee, and you wish to tender your Restricted Bonds in the exchange offer, you should promptly contact the person in whose name the Restricted Bonds are registered and instruct that person to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent's account.

Use of Proceeds	We will not receive any proceeds from the exchange offer.
Exchange Agent

The Bank of New York Mellon is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."

Resales

Based on interpretations by the staff of the Securities and Exchange Commission (the "SEC"), as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Bonds issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

• you are acquiring the Exchange Bonds in the ordinary course of your business;
• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Bonds; and
• you are not an "affiliate" of ours, as defined in Rule 405 under the Securities Act.
If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Bonds:
• you cannot rely on the applicable interpretations of the staff of the SEC;
• you will not be entitled to participate in the exchange offer; and
• you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

See the discussion below under the caption "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds" for more information.
Broker-Dealer

Each broker or dealer that receives the Exchange Bonds for its own account in exchange for the Restricted Bonds that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell or other transfer of the Exchange Bonds issued in the exchange offer, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the Exchange Bonds.

Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

•

may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

• must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Bonds received in exchange for the Restricted Bonds which were received by such broker-dealer as a result of market making activities or other trading activities. We have agreed that for a period of not less than 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution" for more information.

Registration Rights Agreement

When we issued the Restricted Bonds on June 25, 2013, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds. Under the terms of the registration rights agreement, we agreed to use commercially reasonable efforts to:

• file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Bonds for the Exchange Bonds; and
• keep the exchange offer open for not less than 20 business days after the date of notice thereof is mailed to the holders of the Restricted Bonds.

If we do not complete the exchange offer on or prior to April 21, 2014 or if we fail to meet certain other conditions described under "Description of the Exchange Bonds—Additional Interest," the interest rate borne by the Restricted Bonds will increase at a rate of 0.25% per annum every 90 days following the occurrence of such a registration default (but shall not exceed 0.50% per annum in total) until the condition which gave rise to the additional interest is cured.

Under some circumstances set forth in the registration rights agreement, holders of the Restricted Bonds, including holders who are not permitted to participate in the exchange offer, may require us to file and cause to become effective a shelf registration statement covering resales of the Restricted Bonds by these holders.

A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See "Description of the Exchange Bonds—Registration Rights."

 Consequences of Not Exchanging Restricted Bonds

        If you do not exchange your Restricted Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the restrictions on transfer currently applicable to the Restricted Bonds. In general, you may offer or sell your Restricted Bonds only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

        We do not currently intend to register the Restricted Bonds under the Securities Act. Under some circumstances, however, holders of the Restricted Bonds, including holders who are not permitted to participate in the exchange offer or who may not freely resell the Exchange Bonds received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the Restricted Bonds by these holders. For more information regarding the consequences of not tendering your Restricted Bonds and our obligation to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds" and "Description of the Exchange Bonds—Registration Rights."

Summary Description of the Exchange Bonds

        The summary below describes the principal terms of the Exchange Bonds. Certain of the terms and conditions described below are subject to important limitations and exceptions. The 2016 Exchange Bonds and the 2018 Exchange Bonds are referred to herein as the Exchange Bonds, and the Exchange Bonds together with the Restricted Bonds are referred to together as the Bonds. The "Description of the Exchange Bonds" section of this prospectus contains a more detailed description of the terms and conditions of the Exchange Bonds.

Issuer	Mylan Inc.
Exchange Bonds Offered	$500.0 million aggregate principal amount of 1.800% senior notes due 2016
$650.0 million aggregate principal amount of 2.600% senior notes due 2018
Maturity Dates	2016 Exchange Bonds: June 24, 2016
2018 Exchange Bonds: June 24, 2018
Interest Payment Dates	June 24 and December 24, commencing December 24, 2013. Interest on the Exchange Bonds will accrue from the issue date of the Restricted Bonds.
Interest	The 2016 Exchange Bonds will bear interest at a rate of 1.800% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
The 2018 Exchange Bonds will bear interest at a rate of 2.600% per annum. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
Ranking

The Exchange Bonds will be our senior unsecured obligations. The Exchange Bonds will rank equally in right of payment with all of our existing and future indebtedness that is not by its terms expressly subordinated to other of our indebtedness, senior in right of payment to any of our future indebtedness that is by its terms expressly subordinated to our senior indebtedness and effectively junior to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness in addition to all indebtedness of our subsidiaries.

No Guarantees

On June 27, 2013, we entered into a new senior credit agreement with certain lenders and Bank of America, N.A., as administrative agent, which was not guaranteed by our subsidiaries (the "Credit Agreement"). The Credit Agreement replaced our senior credit agreement, dated November 14, 2011 and amended December 7, 2012, with certain lenders and Bank of America, N.A., as administrative agent, which was guaranteed by certain of our subsidiaries. Upon termination of the Credit Agreement, the guarantees provided by our subsidiaries of the Restricted Bonds were automatically released in accordance with the terms of the indentures governing such notes.

The notes being exchanged for the Restricted Bonds will not upon issuance be guaranteed by any of our subsidiaries. If any subsidiary of the Company (other than a Receivables Entity) becomes a guarantor or obligor in respect of any Triggering Indebtedness (as defined herein), we will cause such subsidiary to enter into a supplemental indenture pursuant to which such subsidiary shall agree to guarantee our obligations under the notes, fully and unconditionally and on a senior basis. See "Description of the Exchange Bonds—Guarantees" and "Certain Covenants—Additional Guarantees."

Optional Redemption

We may redeem some or all of the 2016 Exchange Bonds prior to maturity at a price equal to the greater of (i) 100% of the aggregate principal amount of any 2016 Exchange Bonds being redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2016 Exchange Bonds being redeemed, not including unpaid interest accrued to, but excluding, the redemption date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 20 basis points with respect to any 2016 Exchange Bonds, plus, in each case, unpaid interest on the 2016 Exchange Bonds being redeemed accrued to the redemption date.

We may redeem some or all of the 2018 Exchange Bonds prior to maturity at a price equal to the greater of (i) 100% of the aggregate principal amount of any 2018 Exchange Bonds being redeemed, or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2018 Exchange Bonds being redeemed, not including unpaid interest accrued to, but excluding, the redemption date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 30 basis points with respect to any 2018 Exchange Bonds, plus, in each case, unpaid interest on the 2018 Exchange Bonds being redeemed accrued to the redemption date.

See "Description of the Exchange Bonds—Optional Redemption—Optional Redemption for the 2016 Exchange Bonds" and "—Optional Redemption for the 2018 Exchange Bonds."
Change of Control Repurchase Event

If we experience certain Change of Control Repurchase Events (as defined herein) with respect to a series of the Exchange Bonds, we must offer to purchase all the Exchange Bonds of such series at a purchase price in cash in an amount equal to 101% of the principal amount of such Exchange Bonds, plus accrued but unpaid interest, if any, to (but not including) the date of purchase. See "Description of the Exchange Bonds—Purchase of Notes Upon a Change of Control Repurchase Event."

Certain Covenants	The indenture governing the Exchange Bonds contains covenants that, among other things, restrict our ability and the ability of certain of our subsidiaries to:
• enter into sale and leaseback transactions;
• create liens;

•

with respect to such subsidiaries only, guaranty certain of our outstanding obligations without also guaranteeing our obligations under the Exchange Bonds, fully and unconditionally and on a senior basis; and

• consolidate, merge or sell substantially all of our assets.
These covenants are subject to a number of important exceptions and qualifications. See "Description of the Exchange Bonds—Certain Covenants."
Absence of an Established Market for the Notes	We do not intend to list the Exchange Bonds on any securities exchange or on any automated dealer quotation system.
Form and Denominations

The Exchange Bonds of each series will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Bonds will be book-entry only and registered in the name of a nominee of DTC.

Use of Proceeds

We will not receive any proceeds from the exchange offer. Any Restricted Bonds that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. See "Use of Proceeds."

Risk Factors

You should carefully consider the information set forth in the section of this prospectus entitled "Risk Factors" and the "Risk Factors" section in our Annual Report on Form 10-K for the year ended December 31, 2012, as well as the other information included or incorporated by reference in this prospectus before deciding whether to invest in the Exchange Bonds.

Summary Historical Financial Data

        Our summary historical consolidated financial information as of and for the calendar years ended December 31, 2010, 2011 and 2012 has been derived from our audited consolidated financial statements and notes thereto incorporated by reference in this prospectus. Our summary historical unaudited condensed consolidated financial information as of and for the nine months ended September 30, 2012 and 2013 has been derived from our unaudited condensed consolidated financial statements and notes thereto incorporated by reference in this prospectus. The results for any interim period are not necessarily indicative of results that may be expected for a full year. You should read the data below in conjunction with our full financial statements referred to above, which are incorporated herein by reference.

	Year ended December 31,			Nine months ended September 30,
(in millions)	2010	2011	2012	2012	2013
Statement of operations:
Total revenues	$5,450.5	$6,129.8	$6,796.1	$5,073.3	$5,100.6
Cost of sales	3,233.1	3,566.5	3,887.8	2,907.3	2,856.2

Gross profit	2,217.4	2,563.4	2,908.3	2,166.0	2,244.4
Operating Expenses:
Research and development	282.1	294.7	401.3	283.6	351.9
Selling, general and administrative	1,086.6	1,214.6	1,400.7	1,037.8	1,031.6
Litigation settlements, net	127.1	48.6	(3.1)	(2.1)	(1.4)

Earnings from operations	721.6	1,005.4	1,109.3	846.7	862.3
Interest expense	331.5	335.9	308.7	234.1	233.7
Other (expense) income, net	(34.2)	(14.9)	3.4	0.6	(74.4)

Earnings before income taxes and noncontrolling interest	355.9	654.6	804.1	613.2	554.1
Income tax provision (benefit)	10.4	115.8	161.1	132.4	108.6
Net earnings attributable to the noncontrolling interest	(0.4)	(2.0)	(2.1)	(1.8)	(2.1)

Net earnings attributable to Mylan Inc. before preferred dividends	345.1	536.8	640.9	478.9	443.5
Preferred dividends	121.5	—	—	—	—

Net earnings attributable to Mylan Inc. common shareholders	$223.6	$536.8	$640.9	$478.9	$443.5

	December 31,			September 30,
(in millions)	2010	2011	2012	2012	2013
Selected balance sheet data:
Cash and marketable securities	$691.1	$405.7	$383.8	$366.0	$405.1
Property, plant and equipment, net	1,209.3	1,298.0	1,397.2	1,335.8	1,459.0
Intangible assets, net	2,501.2	2,630.7	2,224.5	2,392.1	1,922.6
Goodwill	3,599.3	3,517.9	3,515.7	3,531.1	3,428.0
Total assets	11,536.8	11,598.1	11,931.9	11,706.4	12,901.6
Short-term borrowings	162.5	128.1	299.0	416.7	522.6
Long-term debt, including current portion of long-term debt	5,268.2	5,168.2	5,431.9	4,941.8	5,779.4
Total equity	3,615.4	3,504.8	3,355.8	3,624.2	3,232.7

	Year ended December 31,			Nine months ended September 30,
(in millions)	2010	2011	2012	2012	2013
Other financial data:
Adjusted EBITDA(1)	$1,399.1	$1,677.0	$1,892.0	$1,427.8	$1,438.5

(1)
We present EBITDA and Adjusted EBITDA as supplemental measures of our operating performance. EBITDA is defined as net income (excluding the non-controlling interest and income from equity method investees) before preferred dividends plus income taxes, interest expense and depreciation and amortization. Adjusted EBITDA excludes non-cash stock-based compensation expense, litigation settlements, net and restructuring and other special items. Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. before preferred dividends to Adjusted EBITDA for the periods indicated:

	Year ended December 31,			Nine months ended September 30,
(in millions)	2010	2011	2012	2012	2013
GAAP net earnings attributable to Mylan Inc. before preferred dividends	$345.1	$536.8	$640.9	$478.9	$443.5
Add:
Net contribution attributable to the noncontrolling interest and equity method investees	0.5	2.0	18.9	14.1	15.2
Income taxes	10.4	115.8	161.1	132.4	108.6
Interest expense	331.5	335.9	308.7	234.1	233.7
Depreciation and amortization	435.2	510.6	546.6	417.8	373.9

EBITDA	$1,122.7	$1,501.1	$1,676.2	$1,277.3	$1,174.9
Add/(Deduct) Adjustments:
Stock-based compensation expense	31.4	42.4	42.6	32.1	36.0
Litigation settlements, net	127.1	48.6	(3.1)	(2.1)	3.3
Restructuring and other special items	117.9	84.9	176.3	120.5	224.3

Adjusted EBITDA	$1,399.1	$1,677.0	$1,892.0	$1,427.8	$1,438.5

  We believe that including EBITDA and supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors and other readers to demonstrate our ability to comply with financial debt covenants (which are calculated using a measure similar to Adjusted EBITDA) and assess our ability to incur additional indebtedness. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.

RISK FACTORS

        Any investment in the Exchange Bonds involves a high degree of risk. You should carefully consider the risks described below as well as the matters discussed under "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012, and in other documents that we subsequently file with the SEC that are incorporated by reference into this prospectus. Other risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect us. If any of such risks actually occur, you may lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See "Forward-Looking Statements."

 Risks Relating to the Company

We may not be able to fully realize the anticipated benefits of the Agila Acquisition.

        Our acquisition of Agila is subject to integration risks and costs and uncertainties associated with the operation of acquired businesses. The Agila Acquisition involves the integration of Agila with our existing businesses. We will be required to devote significant management attention and resources to integrating Agila. We may also experience difficulties in combining corporate cultures. Delays or unexpected difficulties in the integration process could adversely affect our business, financial results and financial condition. Even if we are able to integrate Agila's operations successfully into our business, this integration may not result in the realization of the full benefits of synergies, cost savings and operational efficiencies that we expect to realize and these benefits may not be achieved within a reasonable period of time.

        On September 9, 2013, the FDA issued a warning letter to Strides Arcolab for its Agila Sterile Manufacturing Facility 2 in Bangalore, India, which we subsequently acquired as part of the Agila Acquisition. This facility is one of Agila's eight FDA-approved sterile manufacturing facilities. Based on our discussions with Agila and review of the letter, we believe that we will be able to work closely with the FDA to fully address the observations in the FDA's letter. No assurances can be provided that the resolution of the issues identified in the FDA's letter will not have a material adverse effect on our global injectables business.

Risks Relating to the Exchange Offer and Holding the Exchange Bonds

The limited covenants in the indenture governing the Exchange Bonds and the terms of the Exchange Bonds will not provide protection against significant events that could adversely impact your investment in the Exchange Bonds.

        The indenture governing the Exchange Bonds does not:

  •
  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

  •
  limit our ability to incur indebtedness;

  •
  restrict our subsidiaries' ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

  •
  restrict our ability to repurchase or prepay our other securities; or

  •
  restrict our or our subsidiaries' ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the definition of "Change of Control Repurchase Event" in the indenture governing the Exchange Bonds will contain only limited protections. We and our subsidiaries could engage in many types of transactions, such as certain acquisitions, refinancings or recapitalizations that could substantially affect our capital structure and the value of the Exchange Bonds. The indenture will also permit us and our subsidiaries to incur additional indebtedness, including secured indebtedness, that could effectively rank senior to the Exchange Bonds, and to engage in sale-leaseback arrangements, subject to certain limits. As a result of the foregoing, when evaluating the terms of the Exchange Bonds, you should be aware that the terms of the indenture and the Exchange Bonds will not restrict our ability to engage in, or otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Exchange Bonds.

The Exchange Bonds will be unsecured and will be effectively subordinated to our secured indebtedness.

        Our obligations under the Exchange Bonds will not be secured by any of our or our subsidiaries' assets. In addition, the indenture governing the Exchange Bonds permits us and our subsidiaries to incur additional indebtedness, which may be secured. As a result, the notes will be effectively subordinated to all of our secured indebtedness and other obligations to the extent of the value of the assets securing such obligations. If we were to become insolvent or otherwise fail to make payments on the Exchange Bonds, holders of our secured obligations would be paid first and would receive payments from the assets securing such obligations before the holders of the Exchange Bonds would receive any payments. Holders of the Exchange Bonds will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Exchange Bonds, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. You may, therefore, not be fully repaid in the event we become insolvent or otherwise fail to make payments on the Exchange Bonds.

The notes will be structurally subordinated to indebtedness and other liabilities of our subsidiaries.

        The notes will be structurally subordinated to the indebtedness and other liabilities of any our subsidiaries and holders of the notes will not have any claim as a creditor against any subsidiary. Accordingly, claims of holders of the notes will be structurally subordinated to the claims of creditors of our subsidiaries, including trade creditors. All obligations of our subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us. In addition, the indenture governing the notes will not prohibit our subsidiaries from incurring additional indebtedness.

The indenture governing the Exchange Bonds will contain covenants that impose restrictions on us and certain of our subsidiaries, which may adversely affect the conduct of our current business.

        The indenture governing the Exchange Bonds will contain numerous covenants imposing financial and operating restrictions on our business. These restrictions may affect our ability to operate our business, may limit our ability to take advantage of potential business opportunities as they arise and may adversely affect the conduct of our current business. The covenants in the indenture governing the Exchange Bonds will place restrictions, among other things, on our ability and the ability of certain of our subsidiaries to create liens, enter into sale-leaseback transactions and consolidate, merge or sell substantially all of our assets. A failure by us or our subsidiaries to comply with the covenants in the indenture could result in an event of default under such indebtedness, which could adversely affect our ability to respond to changes in our business and manage our operations.

An event of default under our outstanding indebtedness could materially and adversely affect our results of operations and our financial condition and may cause an event of default to occur under the indenture governing the Exchange Bonds offered hereby.

        Upon the occurrence of an event of default under any of the agreements governing our outstanding indebtedness, the applicable lenders or noteholders could elect to declare all amounts outstanding thereunder to be due and payable immediately and exercise other remedies as set forth in the applicable agreements. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments if the obligations thereunder are accelerated upon an event of default. Further, if we are unable to repay, refinance or restructure our secured debt, the holders of such debt could proceed against the collateral securing that indebtedness. Any event of default or declaration of acceleration under one debt instrument could also result in an event of default under additional outstanding debt instruments. In addition, upon such an event of default or acceleration, an event of default would occur under the indenture governing the notes being offered hereby if the principal amount of such indebtedness were in excess of $100.0 million and such default were not cured or acceleration rescinded within 20 days. If any of our indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay all such indebtedness in full, which could have a material adverse effect on our ability to continue to operate as a going concern.

We may be unable to repay the Exchange Bonds at maturity.

        At maturity, the entire outstanding principal amount of each series of the Exchange Bonds, together with accrued and unpaid interest thereon, will become due and payable. We may not have the funds to fulfill these obligations or the ability to refinance these obligations. If either of the maturity dates occur, at a time when other arrangements prohibit us from repaying the applicable series of the Exchange Bonds, we would try to obtain waivers of such prohibitions from the lenders and holders under those arrangements, or we could attempt to refinance the borrowings that contain the restrictions. If we could not obtain the waivers or refinance these borrowings, we would be unable to repay such series of the Exchange Bonds.

A financial failure by us may hinder the receipt of payment on the Exchange Bonds.

        An investment in the Exchange Bonds, as in any type of security, involves insolvency and bankruptcy considerations that investors should carefully consider. If we become a debtor subject to insolvency proceedings under the bankruptcy code, it is likely to result in delays in the payment of and in the exercise of enforcement remedies under the Exchange Bonds. Provisions under the bankruptcy code or general principles of equity that could result in the impairment of your rights include the automatic stay, voidance of preferential transfers by a trustee or debtor-in-possession, substantive consolidation, limitations on collectability of unmatured interest or attorneys' fees and forced restructuring of the Exchange Bonds.

Under certain circumstances, a court could cancel the Exchange Bonds under fraudulent conveyance laws.

        Our issuance of the Exchange Bonds may be subject to further review under federal or state fraudulent transfer law. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the Exchange Bonds. The court might do so if it found that, when the Exchange Bonds were issued, (i) we received less than reasonably equivalent value or fair consideration and (ii) we either (1) were rendered insolvent, (2) were left with inadequate capital to conduct our business or (3) believed or reasonably should have believed that we would incur debts beyond our ability to pay. The court could also avoid the Exchange Bonds, without regard to factors (i) and (ii), if it found that we issued the Exchange Bonds with actual intent to hinder, delay or defraud our creditors.

        In addition, a court could avoid any payment by us pursuant to the Exchange Bonds, and require the return of any payment or the return of any realized value to us or to a fund for the benefit of our creditors. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the Exchange Bonds.

        The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied in any proceeding to determine whether a fraudulent transfer has occurred. In general, a court would consider an entity insolvent either if the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets; the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or it could not pay its debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

        If a court avoided our obligations under the notes, you would cease to be our creditor and would likely have no source from which to recover amounts due under the Exchange Bonds.

We are a holding company and will depend on the business of our subsidiaries to satisfy our obligations under the notes.

        We are a holding company. Our only material assets are our ownership interests in our subsidiaries. Our subsidiaries will conduct substantially all of the operations necessary to fund payments on the Exchange Bonds and our other indebtedness. Our ability to make payments on the Exchange Bonds and our other indebtedness will depend on our subsidiaries' cash flow and their payment of funds to us. Our subsidiaries' ability to make payments to us will depend on:

  •
  their earnings;

  •
  covenants contained in our debt agreements and the debt agreements of our subsidiaries;

  •
  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable law, including state laws regulating the payment of dividends and distributions.

        We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distributions and/or payments will be adequate to pay principal and interest, and any other payments, on the Exchange Bonds and our other indebtedness when due.

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market values of the Exchange Bonds.

        The credit ratings assigned to the Exchange Bonds may not reflect the potential impact of all risks related to trading markets, if any, for, or trading values of, the Exchange Bonds. A rating is not a recommendation to purchase, hold or sell our debt securities, since a rating does not predict the market price of a particular security or its suitability for a particular investor. Any rating organization may lower our rating or decide not to rate our securities in its sole discretion. The rating of our debt securities is based primarily on the rating organization's assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could decrease the value of the Exchange Bonds, increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of our debt securities will not, in and of itself, constitute an event of default under the indenture governing the Exchange Bonds.

We may issue additional notes.

        Under the terms of the indenture governing the Exchange Bonds, we may from time to time without notice to, or the consent of, the holders of the Exchange Bonds, create and issue additional notes of a new or existing series, which notes, if of an existing series, will be equal in rank to the Exchange Bonds of that series in all material respects so that the new notes may be consolidated and form a single series with such Exchange Bonds and have the same terms as to status, redemption or otherwise as such Exchange Bonds.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the Exchange Bonds.

        Upon the occurrence of a "Change of Control Repurchase Event" (as defined under "Description of the Exchange Bonds"), we will be required to offer to repurchase each series of the Exchange Bonds at 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the Exchange Bonds. Our failure to repay holders tendering the Exchange Bonds upon certain specific kinds of a Change of Control Repurchase Event would result in an event of default under the indenture governing the Exchange Bonds. In addition, under our Credit Agreement, the occurrence of a Change in Control (as defined therein), or a change of control under certain of the Company's indebtedness that causes or permits the acceleration of such indebtedness, would also constitute defaults, which in either case would permit lenders to declare the indebtedness issued under the Credit Agreement to be due and payable. A default under our Credit Agreement would result in a default under our accounts receivable securitization facility, in addition to a default under the indentures governing the Exchange Bonds, our 3.75% Cash Convertible Notes due 2015 and our other outstanding senior notes, if the lenders accelerate the indebtedness outstanding under our Credit Agreement. If a Change of Control Repurchase Event were to occur, we cannot assure you that we would have sufficient funds to repay any securities which we would be required to offer to purchase or that become immediately due and payable as a result. We may require additional financing from third parties to fund any such purchases, and we cannot assure you that we would be able to obtain financing on satisfactory terms or at all. See "Description of the Exchange Bonds—Purchase of Notes Upon a Change of Control Repurchase Event." Our failure to repurchase any Exchange Bonds submitted in a change of control offer could constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default under such indebtedness.

Holders of the Exchange Bonds may not be able to determine when a Change of Control Repurchase Event giving rise to their right to have the Exchange Bonds repurchased by us has occurred following a sale of "substantially all" of our assets.

        A Change of Control Repurchase Event will require us to make an offer to repurchase all outstanding notes. A Change of Control Repurchase Event is comprised of a Change of Control and a Below Investment Grade Rating Event (each, as defined under "Description of the Exchange Bonds"). The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of the Exchange Bonds to require us to repurchase its Exchange Bonds as a result of a sale, lease or transfer of less than all our assets to another individual, group or entity may be uncertain.

The market prices of the Exchange Bonds may be volatile, which could affect the value of your investment.

        It is impossible to predict whether the prices of the Exchange Bonds will rise or fall. Trading prices of the Exchange Bonds will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. General market conditions, including investors' expectations of changes in interest rates, will also have an impact. In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the Exchange Bonds and market interest rates increase, the market values of your Exchange Bonds may decline. We cannot predict the future level of market interest rates.

There is no public market for the Exchange Bonds, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

        Each series of the Exchange Bonds is a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for either series of the Exchange Bonds, that you will be able to sell such Exchange Bonds at a particular time or that the prices that you receive when you sell the Exchange Bonds will be favorable.

        We do not intend to list either series of the Exchange Bonds on any securities exchange or to seek approval for their quotation through any automated quotation system. The liquidity of any market for either series of the Exchange Bonds will depend on a number of factors, including:

  •
  the number of holders of such series of the Exchange Bonds;

  •
  our operating performance and financial condition;

  •
  our ability to complete the offer to exchange the Restricted Bonds for the Exchange Bonds;

  •
  the market for similar securities;

  •
  the interest of securities dealers in making a market in the Exchange Bonds; and

  •
  prevailing interest rates.

Holders of the Restricted Bonds who fail to exchange their Restricted Bonds in the exchange offer will continue to be subject to restrictions on transfer.

        If you do not exchange your Restricted Bonds for the Exchange Bonds in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the Restricted Bonds. The restrictions on transfer of your Restricted Bonds arise because we issued the Restricted Bonds under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Restricted Bonds if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Restricted Bonds under the Securities Act. For further information regarding the consequences of tendering your Restricted Bonds in the exchange offer, see the discussion below under the caption "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds."

You must comply with the exchange offer procedures in order to receive new, freely tradable Exchange Bonds.

        Delivery of the Exchange Bonds in exchange for the Restricted Bonds tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of the Restricted Bonds into the exchange agent's account at DTC, as depositary, including an agent's message (as defined herein). We are not required to notify you of defects or irregularities in tenders of the Restricted Bonds for exchange. The Restricted Bonds that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer—Procedures for Tendering Restricted

Bonds" and "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Restricted Bonds."

Some holders who exchange their Restricted Bonds may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

        If you exchange your Restricted Bonds in the exchange offer for the purpose of participating in a distribution of the Exchange Bonds, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

USE OF PROCEEDS

        We will not receive any proceeds from the exchange offer. Any Restricted Bonds that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

Year ended December 31,					Nine months ended September 30,
2008(1)	2009	2010	2011	2012	2012	2013
—	1.69	2.04	2.88	3.55	3.56	3.33

(1)
Due to our loss for the year ended December 31, 2008, the ratio coverage was less than 1:1. We would have needed to generate additional earnings of approximately $68.9 million to achieve a coverage ratio of 1:1.

        For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and before adjustment for losses or earnings from equity investments plus fixed charges and dividends received from equity investments. Fixed charges consist of interest charges (whether expensed or capitalized), amortization of debt expense and that portion of rental expense we believe to be representative of interest (which we estimate to be approximately 33%) and dividends paid on our 6.50% Mandatory Convertible Preferred Stock (which was converted into common stock on November 15, 2010 and is no longer outstanding).

 THE EXCHANGE OFFER

Purpose of the Exchange Offer

        When we issued the Restricted Bonds on June 25, 2013, we entered into a registration rights agreement with the initial purchasers of the Restricted Bonds. Under the terms of the registration rights agreement, we agreed to use commercially reasonable efforts to:

  •
  file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Bonds for the Exchange Bonds; and

  •
  keep the exchange offer open for not less than 20 business days after the date of notice thereof is mailed to the holders of the Restricted Bonds.

        If we do not complete the exchange offer on or prior to April 21, 2014 or if we fail to meet certain other conditions described under "Description of the Exchange Bonds—Additional Interest," the interest rate borne by the Restricted Bonds will increase at a rate of 0.25% per annum every 90 days following the occurrence of such a registration default (but shall not exceed 0.50% per annum in total) until the condition which gave rise to the additional interest is cured.

        Under some circumstances set forth in the registration rights agreement, holders of the Restricted Bonds, including holders who are not permitted to participate in the exchange offer, may require us to file and cause to become effective a shelf registration statement covering resales of the Restricted Bonds by these holders.

        Each broker-dealer that receives the Exchange Bonds for its own account in exchange for the Restricted Bonds, where the Restricted Bonds were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Bonds and that it has not entered into any agreement or understanding with us or any of our affiliates to distribute the Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

        The summary herein of certain provisions of the registration rights agreement does not purport to be complete, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer

        Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange the Restricted Bonds which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m., New York City time, on January     , 2014. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $1.15 billion aggregate principal amount of the Restricted Bonds are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of the Restricted Bonds known to us.

        We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any Restricted Bonds, by giving oral or written notice of such extension to holders thereof as described below. During any such extension, all the Restricted Bonds previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Restricted Bonds not accepted for exchange for any reason will be returned without expense to an account maintained with DTC promptly upon expiration or termination of the exchange offer.

        The Restricted Bonds tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Restricted Bonds, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Restricted Bonds as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Procedures for Tendering Restricted Bonds

        You may only tender your Restricted Bonds by book-entry transfer of the Restricted Bonds into the exchange agent's account at DTC. The tender to us of the Restricted Bonds by you, as set forth below, and our acceptance of the Restricted Bonds will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender the Restricted Bonds for exchange pursuant to the exchange offer, you must transmit an agent's message to The Bank of New York Mellon, as exchange agent, at the address listed below under the heading "—Exchange Agent." In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a "book-entry confirmation") of the Restricted Bonds into the exchange agent's account at DTC.

        The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

        If you are a beneficial owner whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the Restricted Bonds by causing DTC to transfer the Restricted Bonds into the exchange agent's account.

        We or the exchange agent, in our sole discretion, will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Restricted Bonds tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any individual tender before the expiration date (including the right to waive the ineligibility of any holder who seeks to tender the Restricted Bonds in the exchange offer). Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of the Restricted Bonds for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of the Restricted Bonds for exchange, and no one will be liable for failing to provide such notification.

        By tendering the Restricted Bonds, you represent to us that: (i) you are not our affiliate, (ii) you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer,

(iii) you are acquiring the Exchange Bonds in your ordinary course of business and (iv) if you are a broker-dealer, you will receive the Exchange Bonds for your own account in exchange for the Restricted Bonds that were acquired by you as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the Exchange Bonds you receive and you have not entered into any agreement or understanding with us or any of our affiliates to distribute the Exchange Bonds. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

        If any holder or other person is an "affiliate" of ours, as defined under Rule 405 of the Securities Act, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds, that holder or other person cannot rely on the applicable interpretations of the staff of the SEC, may not tender its Restricted Bonds in the exchange offer and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        See "Plan of Distribution." Each broker-dealer that receives the Exchange Bonds for its own account in exchange for the Restricted Bonds, where the Restricted Bonds were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Exchange Bonds. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of its Restricted Bonds directly from us:

  •
  may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

  •
  must also be named as a selling bondholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        By delivering an agent's message, a beneficial owner (whose Restricted Bonds are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the Restricted Bonds, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such Restricted Bonds, in accordance with the terms and conditions of the exchange offer.

        Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the Restricted Bonds it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such Restricted Bonds, free and clear of all liens, restrictions, charges and encumbrances, and that the Restricted Bonds tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its Restricted Bonds, also agrees that it will comply with its obligations under the registration rights agreement.

Acceptance of Restricted Bonds for Exchange; Delivery of Exchange Bonds

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly upon the expiration date, all the Restricted Bonds properly tendered and will issue the Exchange Bonds promptly after acceptance of the Restricted Bonds. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered the Restricted Bonds for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each Restricted Bond accepted for exchange will receive an Exchange Bond in the amount equal to the surrendered Restricted Bond. Holders of the Exchange Bonds on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the Restricted Bonds or, if no interest has been paid, from the issue date of the Restricted Bonds. Holders of the Exchange Bonds will not receive any payment in respect of accrued interest on the Restricted Bonds otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of the Exchange Bonds for the Restricted Bonds that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent's message and a timely confirmation of book-entry transfer of the Restricted Bonds into the exchange agent's account at DTC.

        If any tendered Restricted Bonds are not accepted for any reason set forth in the terms and conditions of the exchange offer or if the Restricted Bonds are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Restricted Bonds will be returned without expense to an account maintained with DTC promptly upon the expiration or termination of the exchange offer.

Book-Entry Transfers

        The exchange agent will make a request to establish an account for the Restricted Bonds at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of the Restricted Bonds by causing DTC to transfer those Restricted Bonds into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Bonds into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the Restricted Bonds and agent's message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent's message will be deemed to be a valid tender.

Withdrawal Rights

        For a withdrawal of a tender of the Restricted Bonds to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related Restricted Bonds in order that such bonds may be withdrawn. Properly withdrawn Restricted Bonds may be re-tendered by following the procedures described under "—Procedures for Tendering Restricted Bonds" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any Restricted Bonds so withdrawn will be deemed not to have been validly tendered for exchange. No Exchange Bonds will be issued unless the Restricted Bonds so withdrawn are validly re-tendered.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue the Exchange Bonds in exchange for, any Restricted Bonds and may terminate or amend the exchange offer, if any of the following events occur prior to the expiration date:

          (a)   the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC; or

          (b)   there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree has been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission,

            (1)   seeking to restrain or prohibit the making or consummation of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result thereof, or

            (2)   resulting in a material delay in our ability to accept for exchange or exchange some or all of the Exchange Bonds pursuant to the exchange offer;

  or any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any government or governmental authority, domestic or foreign, or any action has been taken, proposed or threatened, by any government, governmental authority, agency or court, domestic or foreign, that in our sole judgment might, directly or indirectly, result in any of the consequences referred to in clauses (1) or (2) above or, in our reasonable judgment, might result in the holders of the Exchange Bonds having obligations with respect to resales and transfers of the Exchange Bonds which are greater than those described in the interpretation of the SEC referred to on the cover page of this prospectus, or would otherwise make it inadvisable to proceed with the exchange offer; or

          (c)   there has occurred:

            (1)   any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market,

            (2)   any limitation by a governmental agency or authority which may adversely affect our ability to complete the transactions contemplated by the exchange offer,

            (3)   a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit, or

            (4)   a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the foregoing existing at the time of the commencement of the exchange offer, a material acceleration or worsening thereof; or

          (d)   any change (or any development involving a prospective change) has occurred or is threatened in our business, properties, assets, liabilities, financial condition, operations, results of operations or prospects and our subsidiaries taken as a whole that, in our reasonable judgment, is or may be adverse to us, or we have become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Restricted Bonds or the Exchange Bonds;

which in our reasonable judgment in any case, and regardless of the circumstances (including any action by us) giving rise to any such condition, makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any Restricted Bonds tendered, and no Exchange Bonds will be issued in exchange for any such Restricted Bonds, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

        We have appointed The Bank of New York Mellon as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon, Exchange Agent

By Registered or Certified Mail, Overnight Delivery after
4:30 p.m. (New York City time) on the Expiration Date:

The Bank of New York Mellon
Corporate Trust Operations
Reorganization Unit
111 Sanders Creek Parkway
East Syracuse, NY 13057
Attn: Dacia Brown-Jones

For Information Call:

(315) 414-3349

For Facsimile Transmission (for Eligible Institutions only):

(732) 667-9408

Confirm by Telephone:

(800) 254-2826

Fees and Expenses

        The principal solicitation is being made through DTC by The Bank of New York Mellon, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursement to our independent certified public accountants. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the Exchange Bonds at the same carrying value as the Restricted Bonds, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the terms of the Exchange Bonds.

Transfer Taxes

        You will not be obligated to pay any transfer taxes in connection with the tender of the Restricted Bonds in the exchange offer unless you instruct us to register the Exchange Bonds in the name of, or request that the Restricted Bonds not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

Consequences of Exchanging or Failing to Exchange Restricted Bonds

        The information below concerning specific interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective purchasers should consult their own legal advisors with respect to those matters.

        If you do not exchange your Restricted Bonds for the Exchange Bonds in the exchange offer, your Restricted Bonds will continue to be subject to the provisions of the indenture regarding transfer and exchange of the Restricted Bonds and the restrictions on transfer of the Restricted Bonds imposed by the Securities Act and state securities law. These transfer restrictions are required because the Restricted Bonds were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Restricted Bonds may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Restricted Bonds under the Securities Act.

        Based on interpretations by the staff of the SEC, as detailed in a series of no-action letters issued to third parties, we believe that the Exchange Bonds issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

  •
  you are acquiring the Exchange Bonds in the ordinary course of your business;

  •
  you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the Exchange Bonds; and

  •
  you are not an affiliate of ours.

        If you are an affiliate of ours, are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the Exchange Bonds:

  •
  you cannot rely on the applicable interpretations of the staff of the SEC;

  •
  you will not be entitled to participate in the exchange offer; and

  •
  you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the staff of the SEC would make a similar determination with respect to the Exchange Bonds as it has in other interpretations to third parties.

        Each holder of the Restricted Bonds who wishes to exchange such Restricted Bonds for the related Exchange Bonds in the exchange offer represents that:

  •
  it is not our affiliate;

  •
  it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Bonds to be issued in the exchange offer;

  •
  it is acquiring the Exchange Bonds in its ordinary course of business; and

  •
  if it is a broker-dealer, it will receive the Exchange Bonds for its own account in exchange for the Restricted Bonds that were acquired by it as a result of its market-making or other trading activities, that it will deliver a prospectus in connection with any resale of the Exchange Bonds it receives and it has not entered into any agreement or understanding with us or any of our affiliates to distribute the Exchange Bonds. For further information regarding resales of the Exchange Bonds by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

        As discussed above, in connection with resales of the Exchange Bonds, any participating broker-dealer must deliver a prospectus meeting the requirements of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Bonds, other than a resale of an unsold allotment from the original sale of the Restricted Bonds, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we have agreed, for a period of 90 days following the consummation of the exchange offer, to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealer for use in connection with any resale of any Exchange Bonds acquired in the exchange offer.

DESCRIPTION OF THE EXCHANGE BONDS

        You can find the definitions of certain terms used in this description under the caption "—Certain Definitions." Defined terms used in this description but not defined below under the caption "—Certain Definitions" or elsewhere in this description have the meanings assigned to them in the indenture. In this description, the "Company" refers only to Mylan Inc.

        On June 25, 2013, we completed the private offering of $500.0 million aggregate principal amount of 1.800% Senior Notes due 2016, or the "2016 Restricted Bonds," and $650.0 million aggregate principal amount of 2.600% Senior Notes due 2018, or the "2018 Restricted Bonds." We collectively refer to the 2016 Restricted Bonds and the 2018 Restricted Bonds as the "Restricted Bonds." As part of that offering, we entered into a registration rights agreement with the initial purchasers of those Restricted Bonds in which we agreed, among other things, to complete an exchange offer for the Restricted Bonds. We refer to the $500.0 million aggregate principal amount of 1.800% Senior Notes due 2016, the issuance of which has been registered under the Securities Act of 1933, as amended, or the "Securities Act," as the "2016 Exchange Bonds," and the $650.0 million aggregate principal amount of 2.600% Senior Notes due 2018, the issuance of which has been registered under the Securities Act as the "2018 Exchange Bonds." We collectively refer to the 2016 Exchange Bonds and the 2018 Exchange Bonds as the "Exchange Bonds" or the "notes." Each of the 2016 Exchange Bonds and the 2018 Exchanges Bonds are hereinafter sometimes referred to as a "series" of notes.

        The Exchange Bonds will be issued under an indenture, dated as of June 25, 2013, between the Company and The Bank of New York Mellon, as trustee, or the "Trustee."

        The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it contains additional information that may be of importance to you. A copy of the indenture is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part and is also available upon request to the Company at the address indicated under the section entitled "Where You Can Find More Information." The indenture contains provisions that define your rights under the applicable series of notes. In addition, the indenture governs the obligations of the Company under the notes.

        The 2016 Restricted Bonds were initially issued in an aggregate principal amount of $500,000,000, and the 2018 Restricted Bonds were initially issued in an aggregate principal amount of $650,000,000. The 2016 Exchange Bonds will initially be issued in an aggregate principal amount of $500,000,000, and the 2018 Exchange Bonds will initially be issued in an aggregate principal amount of $650,000,000.

        For each series of notes, the Company may issue additional notes of that series in an unlimited aggregate principal amount at any time and from time to time under the same indenture. These additional notes of either series will have substantially the same terms as the notes of such series offered hereby in all respects (or in all respects except in some cases for the payment of interest accruing prior to the issue date of the additional notes or except for the first payments of interest following the issue date of the additional notes) so that the additional notes of such series may be consolidated and form a single series with the other outstanding notes of such series and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

        The Company will issue the Exchange Bonds of each series only in fully registered form without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as paying agent and registrar for the Exchange Bonds. The Exchange Bonds may be presented for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee's corporate trust office. The Company may change any paying agent or registrar without notice to holders of the Exchange Bonds, and the Company may act as paying agent or registrar.

        Any 2016 Restricted Bonds that remain outstanding after the completion of the exchange offer, together with the 2016 Exchange Bonds issued in connection with the exchange offer, will be treated as a single class of securities under the indenture. Any 2018 Restricted Bonds that remain outstanding after the completion of the exchange offer, together with the 2018 Exchange Bonds issued in connection with the exchange offer, will be treated as a single class of securities under the indenture.

Exchange Bonds versus Restricted Bonds

        The terms of the Exchange Bonds are substantially identical to those of the outstanding Restricted Bonds, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Bonds do not apply to the Exchange Bonds.

Principal, Maturity and Interest

        The 2016 Exchange Bonds will mature on June 24, 2016. The 2018 Exchange Bonds will mature on June 24, 2018.

        Interest on the 2016 Exchange Bonds will accrue at a rate of 1.800% per annum and interest on the 2018 Exchange Bonds will accrue at a rate of 2.600% per annum and, in each case, will be payable semi-annually in arrears on June 24 and December 24, commencing on December 24, 2013. The Company will pay interest on each series of notes to those persons who were holders of record of such series on June 10 and December 10, as the case may be, immediately preceding each interest payment date.

        Interest on the Exchange Bonds will accrue from the date of original issuance of the Restricted Bonds for which they are exchanged or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        Payments on the notes will be made at the office or agency of the paying agent and registrar unless the Company elects to make interest payments by check mailed to the holders at their respective addresses set forth in the register of holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more global notes registered in the name of or held by The Depository Trust Company or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the holder or holders thereof.

Ranking

        The notes of each series will be general unsecured obligations of the Company and will:

  •
  rank pari passu in right of payment with all other Indebtedness of the Company that is not by its terms expressly subordinated to other Indebtedness of the Company;

  •
  rank senior in right of payment to any future Indebtedness of the Company that is, by its terms, expressly subordinated to the senior Indebtedness of the Company;

  •
  be structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries; and

  •
  be effectively junior to all secured Indebtedness of the Company to the extent of the value of the collateral securing such Indebtedness.

As of September 30, 2013, the Company and its Subsidiaries had $6.3 billion of Indebtedness outstanding. On November 29, 2013, the Company completed a registered offering of aggregate principal amount of $2.0 billion in bond issuances.

Future Guarantors

        On June 27, 2013, we entered into our new Credit Agreement with certain lenders and Bank of America, N.A., as administrative agent, which was not guaranteed by our subsidiaries. The Credit Agreement replaced our existing senior credit agreement, dated November 14, 2011 and amended December 7, 2012, with certain lenders and Bank of America, N.A., as administrative agent, which was guaranteed by certain of our subsidiaries. Upon termination of such agreement, the guarantees provided by our subsidiaries of the Restricted Bonds were automatically released in accordance with the terms of the Indenture, which governs the Restricted Bonds.

        The notes being exchanged for the Restricted Bonds will not upon issuance be guaranteed by any of our subsidiaries. If any subsidiary of the Company (other than a Receivables Entity) becomes a guarantor or obligor in respect of any Triggering Indebtedness, the Company shall cause such subsidiary to enter into a supplemental indenture pursuant to which such subsidiary shall agree to guarantee the Company's obligations under the notes, fully and unconditionally and on a senior basis. See "Certain Covenants—Additional Guarantees."

        Any future Guarantee of the Company's Indenture Obligations by a Subsidiary will be released:

  •
  upon a sale or disposition of such Subsidiary in a transaction that complies with the indenture such that such Subsidiary ceases to be a Subsidiary;

  •
  if we exercise our Legal Defeasance option or our Covenant Defeasance option as described below under the caption "—Defeasance" or if our obligations under the indenture are discharged in accordance with the terms of the indenture; or

  •
  upon the release of such Subsidiary's Guarantee under the applicable Triggering Indebtedness.

Optional Redemption

Optional Redemption for the 2016 Exchange Bonds

        At any time and from time to time, we may redeem some or all of the 2016 Exchange Bonds, upon not less than 30 nor more than 60 days' prior notice, prior to maturity at a price equal to the greater of:

  •
  100% of the aggregate principal amount of any 2016 Exchange Bonds being redeemed, or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the 2016 Exchange Bonds being redeemed, not including unpaid interest accrued to, but excluding, the redemption date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points with respect to any 2016 Exchange Bonds, plus, in each case, unpaid interest on the 2016 Exchange Bonds being redeemed accrued to the redemption date.

        We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the affected 2016 Exchange Bonds as of the close of business on the applicable regular record date.

Optional Redemption for the 2018 Exchange Bonds

        At any time and from time to time, we may redeem some or all of the 2018 Exchange Bonds, upon not less than 30 nor more than 60 days' prior notice, prior to maturity at a price equal to the greater of:

  •
  100% of the aggregate principal amount of any 2018 Exchange Bonds being redeemed, or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest on the 2018 Exchange Bonds being redeemed, not including unpaid interest accrued to, but excluding, the redemption date, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points with respect to any 2018 Exchange Bonds, plus, in each case, unpaid interest on the 2018 Exchange Bonds being redeemed accrued to the redemption date.

        We will, however, pay the interest installment due on any interest payment date that occurs on or before a redemption date to the holders of the affected 2018 Exchange Bonds as of the close of business on the applicable regular record date.

General Notes Optional Redemption Terms

        The term "Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

        The term "Comparable Treasury Price" means, with respect to any redemption date:

  •
  the average of the Reference Treasury Dealer Quotations provided to the Trustee from three Reference Treasury Dealers selected by the Company for the redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

  •
  if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations for the redemption date so obtained.

        The term "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

        The term "Reference Treasury Dealer" means (A) to the extent such entity is a primary United States government securities dealer, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, PNC Capital Markets LLC and RBS Securities Inc. (or their affiliates and their respective successors), provided, that if any of these Reference Treasury Dealers resigns or shall cease to be a primary United States government securities dealer, then we will substitute another primary United States government securities dealer and (B) any other primary United States government securities dealer selected by the Company.

        The term "Reference Treasury Dealer Quotations" means, with respect to a Reference Treasury Dealer and any redemption date, the average, as determined by such Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at approximately 3:30 p.m., New York City time, on the third business day preceding such redemption date.

        The term "Treasury Rate" means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable

Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice of Redemption

        If the Company redeems less than all of the notes of either series at any time, the Trustee will select notes of such series by lot on a pro rata basis (or, in the case of notes issued in global form as described below under the caption "Book-Entry, Delivery and Form," based on a method that most nearly approximates a pro rata selection as the Trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

        The Company will redeem notes of $2,000 or less in whole and not in part. The Company will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. The Company may provide in the notice that payment of the redemption price and performance of the Company's obligations with respect to the redemption or purchase may be performed by another person. Any notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof that is to be redeemed. The Company will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after such date, unless the Company defaults in payment of the redemption price on such date, interest ceases to accrue on the notes or portions thereof called for such redemption.

Purchase of Notes Upon a Change of Control Repurchase Event

        If a Change of Control Repurchase Event occurs with respect to a series of notes, each holder of notes of such series will have the right to require that the Company purchase all or any part (in denominations of $2,000 and integral multiples of $1,000 in excess thereof) of such holder's notes of such series pursuant to a Change of Control offer (a "Change of Control Offer") on the terms set forth in the indenture, except that the Company shall not be obligated to repurchase the notes of any series pursuant to this covenant in the event that the Company has exercised the right to redeem all of the notes of such series as described above under the caption "—Optional Redemption." In the Change of Control Offer, the Company will offer to purchase all of the notes of such series at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such series of notes, plus accrued but unpaid interest, if any, to (but not including) the date of purchase (the "Change of Control Purchase Date") (subject to the rights of holders of record on relevant record dates to receive interest due on the relevant interest payment date if the notes of such series have not been redeemed prior to such record date).

        Within 30 days after any Change of Control Repurchase Event with respect to a series of notes or, at the Company's option, prior to such Change of Control but after it is publicly announced, provided that a definitive agreement is in place for such Change of Control, the Company must notify the Trustee and give written notice of the Change of Control Repurchase Event to each holder of notes of such series, by first-class mail, postage prepaid, at its address appearing in the security register. The notice must state, among other things,

  •
  that a Change of Control Repurchase Event has occurred or may occur with respect to such series of notes and the date of such event;

  •
  the purchase price and the purchase date which shall be fixed by the Company on a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the purchase date may not occur prior to the Change of Control;

  •
  that any note of such series not tendered will continue to accrue interest;

  •
  that, unless the Company defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

  •
  other procedures that a holder of notes of such series must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

        If a Change of Control Offer is made, the Company may not have available funds sufficient to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer. The Company's failure to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the notes the rights described under "—Events of Default."

        In addition to the Company's obligations under the indenture with respect to the notes in the event of a Change of Control Repurchase Event, the Credit Agreement contains events of default upon a Change in Control (as defined therein) as well as upon a change of control under certain of the Company's indebtedness that causes or permits the acceleration of such indebtedness, which in either case would permit lenders to declare the indebtedness issued under the Credit Agreement to be due and payable. As a result, the Company may not be able to repurchase the notes and satisfy the Company's obligations under its other indebtedness following a Change of Control Repurchase Event under the indenture. See "Risk Factors—We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the Exchange Bonds."

        The Company may exercise its optional right to redeem all or a portion of either series of notes, as described above under "Optional Redemption," even if a Change of Control Offer is made.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. The phrase "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. Therefore, if holders of the notes elected to exercise their rights under the indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret such phrase.

        The existence of a holder's right to require the Company to repurchase such holder's notes upon a Change of Control Repurchase Event may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

        The provisions of the indenture will not afford holders of the notes the right to require the Company to repurchase the notes in the event of a highly leveraged transaction or certain transactions with the Company's management or Affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company that may adversely affect holders of the notes, if such transaction is not a transaction defined as a Change of Control Repurchase Event.

        The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

        The Company will not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Certain Covenants

        The indenture contains covenants including, among others, those summarized below.

        Restrictions on Sale Leaseback Transactions.    Neither the Company nor any Domestic Subsidiary will enter into any Sale Leaseback Transaction with respect to any asset unless:

          (a)   the Company or such Domestic Subsidiary would be entitled to create a Lien on such property securing Attributable Debt without equally and ratably securing the notes pursuant to the covenant described below under the caption "—Limitation on Liens"; and

          (b)   the gross proceeds received by the Company or any Domestic Subsidiary in connection with such Sale Leaseback Transaction are at least equal to the Fair Market Value of such property.

        Notwithstanding the foregoing, the Company or any Domestic Subsidiary may enter into a Sale Leaseback Transaction if (x) during the twelve months following the effective date of the Sale Leaseback Transaction, the Company or any Domestic Subsidiary applies an amount equal to the greater of the net proceeds of such sale or transfer or the Fair Market Value of the property that the Company or Domestic Subsidiary leases in the transaction to (i) the voluntary retirement of the notes or other Indebtedness of the Company or any Domestic Subsidiary, provided that such Indebtedness ranks pari passu or senior to the notes, or (ii) the acquisition, purchase, construction, development, extension or improvement of any property or assets of the Company or any Domestic Subsidiary used or to be used by or for the benefit of the Company or any Domestic Subsidiary in the ordinary course of business, or (y) if the Company or such Domestic Subsidiary equally and ratably secures the notes as described below under the caption "—Limitation on Liens."

        Limitation on Liens.    The Company will not, and will not permit any Subsidiary to, directly or indirectly, Incur or permit to exist any Lien (the "Initial Lien") of any nature whatsoever on any of its properties (including Capital Stock of a Subsidiary), whether owned on the Issue Date or thereafter acquired, securing any Indebtedness of the Company or a Domestic Subsidiary, other than Permitted Liens, without effectively providing that the notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

        Any Lien created for the benefit of the holders of the notes pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

        Additional Guarantees.    If any Subsidiary of the Company that is not a Guarantor of the notes (other than a Receivables Entity) becomes a guarantor or obligor in respect of any Triggering Indebtedness, within 10 business days of such event the Company shall cause such Subsidiary to enter into a supplemental indenture pursuant to which such Subsidiary shall agree to Guarantee the Company's Obligations under the notes, fully and unconditionally and on a senior basis.

        Notwithstanding the foregoing, any future by any Subsidiary will be released:

  •
  upon a sale or disposition of such Subsidiary in a transaction that complies with the indenture such that such Subsidiary ceases to be a Subsidiary;

  •
  if we exercise our Legal Defeasance option or our Covenant Defeasance option as described below under the caption "—Defeasance" or if our obligations under the indenture are discharged in accordance with the terms of indenture; or

  •
  upon the release of such Subsidiary's Guarantee under all applicable Triggering Indebtedness.

Consolidation, Merger and Sale of Assets

        The Company will not consolidate with or merge with or into (whether or not the Company is the surviving corporation), or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all the assets of the Company and its Subsidiaries to, any Person, unless:

          (1)   the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the indenture;

          (2)   immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary of the Successor Company as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction for purposes of compliance with the covenant described above under the caption "—Certain Covenants—Limitation on Liens"), no Default shall have occurred and be continuing; and

          (3)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

        For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets or one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

Reports

        Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the Commission and provide the Trustee with such annual and quarterly reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that (a) the Company will not be required to provide the Trustee with any such information, documents and reports that are filed with the Commission and (b) the Company will not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings; provided further, however, that if the Commission does not permit such filings, the Company will be required to provide to holders of notes any such information, documents or reports that are not so filed.

        Notwithstanding anything herein to the contrary, in the event that the Company fails to comply with its obligation to file or provide such information, documents and reports as required hereunder, the Company will be deemed to have cured such Default for purposes of clause (4) under "—Events of Default" upon the filing or provision of all such information, documents and reports required hereunder prior to the expiration of 120 days after written notice to the Company of such failure from the Trustee or the holders of at least 25% of the principal amount of the applicable series of notes.

Events of Default

        With respect to the notes of either series, an "Event of Default" is defined in the indenture as:

          (1)   a failure to pay interest upon the notes of such series that continues for a period of 30 days after payment is due;

          (2)   a failure to pay the principal or premium, if any, on the notes of such series when due upon maturity, redemption, acceleration or otherwise;

          (3)   a failure to comply with the covenant described above under the caption "—Consolidation, Merger and Sale of Assets";

          (4)   a failure to comply with (x) any of the Company's and the Guarantors' other agreements contained in the indenture and applicable to the notes of such series (other than (i) a failure that is subject to the foregoing clause (1), (2) or (3) or (ii) a failure to comply with the covenant described under the caption "—Reports") for a period of 60 days after receipt by the Company of written notice of such failure from the Trustee (or receipt by the Company and the Trustee of written notice of such failure from the holders of at least 25% of the principal amount of the applicable series of notes) or (y) the requirements set forth in the covenant described under the caption "—Reports" for a period 120 days after receipt by the Company of a written notice of such failure from the Trustee (or receipt by the Company and the Trustee of written notice of such failure from the holders of at least 25% of the principal amount of the applicable series of notes);

          (5)   one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company or any Significant Subsidiary has outstanding Indebtedness in excess of $100.0 million, individually or in the aggregate, and either (a) such default results from the failure to pay such Indebtedness at its stated final maturity and such default has not been cured or the Indebtedness repaid in full within 20 days of the default or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness and such acceleration has not been rescinded or such Indebtedness repaid in full within 20 days of the acceleration;

          (6)   one or more judgments or orders that exceed $100.0 million in the aggregate (net of amounts covered by insurance or bonded) for the payment of money have been entered by a court or courts of competent jurisdiction against the Company or any Significant Subsidiary and such judgment or judgments have not been satisfied, stayed, annulled or rescinded within 60 days after such judgment or judgments become final and nonappealable;

          (7)   any Subsidiary Guarantee by a Significant Subsidiary shall for any reason cease to be, or shall for any reason be held in any judicial proceeding not to be, or asserted in writing by any Subsidiary Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the indenture and any such

  Subsidiary Guarantee, and any such Default continues for 10 days (the Exchange Bonds will not be Guaranteed by any Subsidiary Guarantors upon issuance); and

          (8)   certain events of bankruptcy, insolvency or reorganization relating to the Company or any of its Significant Subsidiaries.

        The indenture provides that if there is a continuing Event of Default (other than an Event of Default under clause (8) above with respect to the Company) with respect to either series of notes, either the Trustee or the holders of at least 25% of the outstanding principal amount of the notes of such series may declare the principal amount of all of the notes of such series to be due and payable immediately. However, at any time after the Trustee or the holders, as the case may be, declare an acceleration with respect to the notes of such series, but before the applicable person has obtained a judgment or decree based on such acceleration, the holders of a majority in principal amount of the outstanding notes of such series may, under certain conditions, cancel such acceleration if the Company has cured all Events of Default (other than the nonpayment of accelerated principal) with respect to the notes of such series or all such Events of Default have been waived as provided in the indenture. For information as to waiver of defaults, see "—Modification and Waiver." If an Event of Default specified in clause (8) above with respect to the Company occurs, all outstanding notes shall become due and payable without any further action or notice.

        The indenture provides that, subject to the duties of the Trustee to act with the required standard of care, if there is a continuing Event of Default, the Trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes of either series, unless such holders have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security or indemnification of the Trustee and certain other conditions, the holders of a majority in principal amount of the outstanding notes of either series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power the Trustee holds with respect to the notes of such series.

        No holder of any note of a series will have any right to institute any proceeding with respect to the indenture or for any remedy unless:

  •
  the Trustee has failed to institute such proceeding for 60 days after the holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the notes of such series;

  •
  the holders of at least 25% in principal amount of the outstanding notes of such series have made a written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee; and

  •
  the Trustee has not received from the holders of a majority in principal amount of the outstanding notes of such series a direction inconsistent with such request.

        However, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such note on or after the date or dates they are to be paid as expressed in such note and to institute suit for the enforcement of any such payment.

        The Company is required to furnish to the Trustee annually a statement as to the absence of certain defaults under the indenture. The indenture provides that the Trustee need not provide holders of the notes notice of any Default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of the notes not to provide such notice.

Modification and Waiver

        The Company, the Subsidiary Guarantors (if any) and the Trustee may modify or amend the indenture without the consent of any Holder, to:

  •
  cure any ambiguity, defect, mistake or inconsistency in the indenture;

  •
  provide for uncertificated notes in addition to or in place of certificated notes;

  •
  comply with the provisions described above under the captions "—Consolidation, Merger and Sale of Assets" or "—Certain Covenants—Additional Guarantees";

  •
  if required by the requirements of the Commission, comply with any requirements of the Commission in connection with the qualification of the indenture under the Trust Indenture Act;

  •
  evidence and provide for the acceptance of appointment by a successor Trustee;

  •
  make any change that would provide any additional rights or benefits to the holders of either series of notes or that does not adversely affect the legal rights under the indenture of any such holder;

  •
  add covenants for the benefit of the holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

  •
  secure either series of notes;

  •
  provide for the issuance of additional notes of either series in accordance with the limitations set forth in the indenture;

  •
  conform the text of the indenture, the notes or the Subsidiary Guarantees (if any) to any provision of this "Description of the Exchange Bonds;" and

  •
  allow any Subsidiary Guarantor to execute a supplemental indenture and/or Subsidiary Guarantee with respect to the notes of either series (the Exchange Bonds will not be Guaranteed by any Subsidiary Guarantors upon issuance).

        The Company, the Subsidiary Guarantors (if any) and the Trustee may modify or amend the indenture with the consent of the holders of a majority of the principal amount of then outstanding notes of a series affected by the modification or amendment. However, no such modification or amendment may, without the consent of each holder of notes of a series affected thereby:

  •
  change the due date of the principal of, or any installment of principal of or interest on, the notes of such series;

  •
  reduce the principal amount of, or any premium or interest rate on, the notes of such series;

  •
  change the place or currency of payment of principal of, or any premium or interest on, the notes of such series;

  •
  reduce the amount payable upon the redemption of any note of such series;

  •
  release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee of such series or the indenture otherwise than in accordance with the terms of the indenture;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to the notes of such series after the due date thereof; or

  •
  reduce the percentage in principal amount of the notes of such series then outstanding, the consent of whose holders is required for modification or amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

        The holders of a majority of the principal amount of then outstanding notes of a series may waive future compliance by the Company with certain restrictive covenants of the indenture applicable to such series of notes. The holders of at least a majority in principal amount of then outstanding notes of either series of notes may waive any past default under the indenture with respect to such series, except a failure by the Company to pay the principal of, or any premium or interest on, any notes of such series or a provision that cannot be modified or amended without the consent of the holders of all outstanding notes of such series.

        In determining whether the holders of the required principal amount of a series of notes have concurred in any direction, notice, waiver or consent, notes owned by the Company or any Subsidiary, or by any Affiliate of the Company or any Subsidiary, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in conclusively relying on any such direction, notice, waiver or consent, only notes that a responsible officer of the Trustee knows are so owned will be so disregarded.

No Personal Liability of Directors, Officers, Employees and Shareholders

        No director, officer, employee or shareholder of the Company or any Subsidiary Guarantors will have any liability for any of the Company's or such Subsidiary Guarantor's obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Defeasance

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors (if any) discharged with respect to the outstanding notes of either series ("Legal Defeasance"). Legal Defeasance means that the Company and the Subsidiary Guarantors (if any) shall be deemed to have paid and discharged the entire indebtedness represented by the notes of such series and the related Subsidiary Guarantees (if any), and the indenture shall cease to be of further effect as to all outstanding notes of such series and any related Subsidiary Guarantees, except as to:

          (1)   the rights of holders of notes of such series issued under the indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the indenture;

          (2)   the Company's obligations with respect to the notes of such series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligation in connection therewith; and

          (4)   the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, the Company may, at its option and at any time, elect to have its obligations and the obligations of the Subsidiary Guarantors (if any) released with respect to most of the covenants under the indenture with respect to the outstanding notes of either series, except as described otherwise in the indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes of such series. In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Company) will no longer apply. The

Company may exercise its Legal Defeasance option regardless of whether it previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes of either series:

          (1)   the Company must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the holders, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of and interest on the notes of such series on the stated date for payment or on the redemption date of the principal or installment of principal of or interest on the notes of such series;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:

            (A)  the Company has received from, or there has been published by the Internal Revenue Service, a ruling; or

            (B)  since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

  in either case to the effect that, and based thereon this Opinion of Counsel shall confirm that, the holders of notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the holders of notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit (and any similar concurrent deposit relating to other Indebtedness) or the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a Default under the indenture or a default under any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than any such Default or default resulting solely from the borrowing of funds and the grant of any related liens to be applied to such deposit);

          (6)   the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by it with the intent of preferring the holders of notes of such series over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or any Subsidiary Guarantor or others; and

          (7)   the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel in the United States (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

        Notwithstanding the foregoing provisions of this Section, the conditions set forth in the foregoing subsections (2), (3), (4), (5), (6) and (7) need not be satisfied so long as, at the time the Company makes the deposit described in subsection (1), (i) no Default under clauses (1), (2) and (8) under "—Events of Default" has occurred and is continuing on the date of such deposit and after giving effect thereto and (ii) either (x) a notice of redemption has been mailed providing for redemption of all the notes of such series not more than 60 days after such mailing and the requirements for such redemption shall have been complied with or (y) the Stated Maturity of the notes of such series will occur within 60 days. If the conditions in the preceding sentence are satisfied, the Company shall be deemed to have exercised its Covenant Defeasance option.

        If the funds deposited with the Trustee to effect Covenant Defeasance are insufficient to pay the principal of and interest on the notes of the applicable series when due, then the Company's obligations and the obligations of any Subsidiary Guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect with respect to either series of notes (except as to rights of registration of transfer or exchange of notes which shall survive until all notes have been canceled) as to all outstanding notes of such series issued thereunder when:

          (a)   either:

            (1)   all the notes of such series that have been authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from this trust) have been delivered to the Trustee for cancellation, or

            (2)   all notes of such series not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption pursuant to the provisions described under "—Optional Redemption" and, in any case, the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds, in trust solely for the benefit of the holders of such notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient (without consideration of any reinvestment of interest) to pay and discharge the entire Indebtedness (including all principal and accrued interest) on the notes of such series not theretofore delivered to the Trustee for cancellation,

          (b)   in respect of clause (a)(2), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from borrowing funds to be applied to make such deposit (and any similar concurrent deposit relating to other Indebtedness) or the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge (and any similar concurrent deposit relating to other Indebtedness) or the granting of Liens in connection therewith),

          (c)   the Company or any Guarantor has paid all sums payable by it under the indenture, and

          (d)   the Company has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes of such series at maturity or on the date of redemption, as the case may be.

        In addition, the Company must deliver an Officers' Certificate and an Opinion of Counsel stating that all conditions precedent to satisfaction and discharge have been complied with.

Governing Law

        The indenture and the notes are governed by the internal laws of the State of New York.

The Trustee

        The Bank of New York Mellon is the Trustee under the indenture.

        If the Trustee becomes a creditor of the Company or any Subsidiary Guarantor, the indenture limits the right of the Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

        Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an Event of Default actually known to a responsible officer of the Trustee, the Trustee will exercise such of the rights and powers vested in it under the indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

        "Affiliate" means, with respect to any specified Person: any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. No Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

        "Attributable Debt" in respect of a Sale Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the lease, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Attributable Receivables Indebtedness" at any time shall mean the principal amount of Indebtedness which (i) if a Qualified Receivables Transaction is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Qualified Receivables Transaction is structured as a purchase agreement, would be outstanding at such time under the Qualified Receivables Transaction if the same were structured as a secured lending agreement rather than a purchase agreement.

        "Below Investment Grade Rating Event" means, with respect to the notes of a series, the rating on such series of notes is lowered in respect of a Change of Control and such series of notes is rated below an Investment Grade Rating by both of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if, during such 60-day period, the rating of such series of notes is under publicly announced consideration for possible downgrade by both of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Company shall request the Rating Agencies to make such confirmation in connection with any Change of Control and shall promptly certify to the Trustee as to whether or not such confirmation has been received or denied.

        "Board of Directors" means, as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

        "Business Day" means each day which is not a Legal Holiday.

        "Capital Lease Obligations" means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP; and, for the purposes of the indenture, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

        "Capital Stock" of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests whether now outstanding or issued after the Issue Date, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into, or exchangeable for or valued by reference to, Capital Stock until and unless any such debt security is converted into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

        "Cash Convertible Notes" means the Company's 3.75% Cash Convertible Notes due 2015 outstanding on the Issue Date.

        "Change of Control" means the occurrence of any of the following events:

          (1)   any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and l3d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company;

          (2)   the Company consolidates with or merges with or into any Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with or merges into or with the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where:

            (A)  the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation, and

            (B)  the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (3)   the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "—Consolidation, Merger and Sale of Assets."

        "Change of Control Repurchase Event" means, with respect to a series of notes, the occurrence of a Change of Control together with a Below Investment Grade Rating Event with respect to such series of notes.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

        "Consolidated Net Tangible Assets" means, with respect to the Company, the total amount of assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (ii) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent consolidated balance sheet of the Company and its Subsidiaries.

        "Credit Agreement" means the Credit Agreement, dated as of November 14, 2011, among the Company, the Company's subsidiaries which are guarantors thereof, the lenders party thereto, and Bank of America, N.A., as Administrative Agent, in whole or in part, in one or more instances, as such agreement may be amended, renewed, extended, substituted, refinanced, restructured, replaced (whether or not upon termination, and whether with the original lenders or otherwise), supplemented or otherwise modified from time to time (including, in each case, by means of one or more credit agreements, note purchase agreements or sales of debt securities to institutional investors whether with the original agents and lenders or otherwise and including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing). On June 27, 2013, the Company entered into a new senior credit agreement with certain lenders and Bank of America, N.A., as administrative agent, which was not guaranteed by any of its subsidiaries, which replaced the Company's Credit Agreement, dated as of November 14, 2011.

        "Currency Agreement" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Domestic Subsidiary" means any Subsidiary that is not a Foreign Subsidiary.

        "Event of Default" has the meaning set forth under "—Events of Default."

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined in good faith by the Company.

        "Foreign Subsidiary" means a Subsidiary that is not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia or is a Subsidiary of such Foreign Subsidiary.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time (except with respect to accounting for capital leases, as to which such principle in effect on the Issue Date shall apply), including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accounts and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

          (a)   to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

          (b)   entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include:

          (1)   endorsements for collection or deposit in the ordinary course of business; or

          (2)   a contractual commitment by one Person to invest in another Person.

        The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

        "Incur" means issue, assume, Guarantee, incur or otherwise become liable for. The term "Incurrence" when used as a noun shall have a correlative meaning.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

          (1)   the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

          (2)   all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale Leaseback Transactions entered into by such Person;

          (3)   all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

          (4)   all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later the 30th day following payment on the letter of credit);

          (5)   to the extent not otherwise included in this definition, Hedging Obligations of such Person;

          (6)   all Attributable Receivables Indebtedness;

          (7)   all obligations of the type referred to in clauses (1) through (6) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; and

          (8)   all obligations of the type referred to in clauses (1) through (7) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured.

        Notwithstanding the foregoing, in connection with the purchase by the Company or any Subsidiary of any business, the term "Indebtedness" will exclude indemnification, purchase price adjustment, earn-outs, holdback and contingency payment obligations to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

        "Indenture Obligations" means the obligations of the Company and any other obligor under the indenture or under the notes, including any Subsidiary Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the indenture, the notes and the performance of all other obligations to the Trustee and the holders under the indenture and the notes, according to the respective terms thereof.

        "Interest Rate Agreement" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) and/or other types of interest rate hedging agreements from time to time.

        "Investment" means, with respect to any Person, directly or indirectly, (i) any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others), (ii) any payment for property or services for the account or use of others, (iii) any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued by any other Person, or (iv) any other item to the extent required to be reflected as an investment on a consolidated balance sheet of such Person prepared in accordance with GAAP.

        "Investment Grade Rating" means (i) with respect to Moody's, a rating equal to or higher than Baa3 (or the equivalent), and (ii) with respect to S&P, a rating equal to or higher than BBB- (or the equivalent) (or, in each case, if such Rating Agency ceases to rate the notes for reasons outside of the Company's control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

        "Issue Date" means June 25, 2013.

        "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the City of New York.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Non-Guarantor Subsidiary" means a Subsidiary that is not a Subsidiary Guarantor.

        "Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

        "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President, the Treasurer or the Secretary of the specified Person.

        "Officers' Certificate" means a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President, and by the Treasurer, an Assistant Treasurer, the Controller, an Assistant Controller, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "Opinion of Counsel" means a written opinion from legal counsel, who is acceptable to the Trustee, delivered to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, performance bonds or obligations of a like nature or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (A) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (B) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

          (3)   Liens for taxes, assessments or other governmental charges or claims, in each case not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness Incurred after the Issue Date in respect of Purchase Money Indebtedness and refinancing Indebtedness in respect thereof;

          (7)   Liens existing on the Issue Date;

          (8)   Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (9)   Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries (other than assets and property affixed or appurtenant thereto);

          (10) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Wholly Owned Subsidiary of such Person;

          (11) Liens securing Hedging Obligations so long as such Hedging Obligations are not entered into for speculative purposes, it being understood that any Hedging Obligations entered into in connection with the issuance of Company's outstanding or future Indebtedness shall not be considered speculative;

          (12) Any Lien on accounts receivable and related assets of the types specified in the definition of "Qualified Receivables Transaction" incurred in connection with a Qualified Receivables Transaction;

          (13) (a) Liens in favor of the Company or any Subsidiary Guarantors and (b) Liens on the property of any Subsidiary of the Company that is not a Subsidiary Guarantor in favor of any other Subsidiary of the Company;

          (14) leases, subleases, licenses or sublicenses granted to third parties entered into in the ordinary course of business which do not materially interfere with the conduct of the business of the Company and the Subsidiaries and which do not secure any Indebtedness;

          (15) Liens securing judgments, decrees, orders or awards for the payment of money not constituting an Event of Default in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or in respect of which the period within which such appeal or proceedings may be initiated shall not have expired;

          (16) With respect to the notes of any series, liens created for the benefit of (or to secure) the notes of such series (or any Subsidiary Guarantees);

          (17) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (18) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any Subsidiary in the ordinary course of business;

          (19) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (20) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

          (21) Liens, pledges or deposits made in the ordinary course of business to secure liability to insurance carriers;

          (22) grants of software and other technology licenses in the ordinary course of business;

          (23) Liens on equipment of the Company or any Subsidiary granted in the ordinary course of business to the Company's or such Subsidiary's supplier at which such equipment is located;

          (24) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Company and its Subsidiaries in the ordinary course of business;

          (25) Liens incurred to secure cash management services or to implement cash pooling or sweep arrangements to permit satisfaction of overdraft or similar obligations in the ordinary course of business;

          (26) liens arising by virtue of any statutory or common law provisions relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution or as to purchase orders and other agreements entered into with customers in the ordinary course of business;

          (27) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

          (28) Liens on securities that are the subject of repurchase agreements;

          (29) Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

          (30) Liens arising solely from precautionary UCC financing statements or similar filings;

          (31) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Company or any Subsidiary;

          (32) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9), (12) or (14); provided, however, that:

            (A)  such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

            (B)  the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), (12) or (14) at the time the original Lien became a Permitted Lien and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (33) Liens incurred in the ordinary course of business by American Triumvirate Insurance Company, a Vermont corporation, or any successor thereto, so long as such Subsidiary is maintained as a special purpose self-insurance Subsidiary of the Company;

          (34) Liens on equity interests of any Person formed for the purposes of engaging in activities in the renewable energy sector (including refined coal) that qualify for federal tax benefits allocable to the Company and its Subsidiaries in which the Company or any Subsidiary has made an investment and Liens on the rights of the Company and its Subsidiaries under any agreement relating to any such investment; and

          (35) other Liens securing Indebtedness, in an aggregate principal amount for the Company and its Subsidiaries together with the amount of Attributable Debt incurred in connection with Sale Leaseback Transactions, not exceeding at the time such Lien is created or assumed the greater of $500 million or 15% of Consolidated Net Tangible Assets.

        For purposes of determining compliance with this definition, (A) Permitted Liens need not be incurred solely by reference to one category of Permitted Liens described above but are permitted to be incurred in part under any combination thereof and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens described above, the Company may, in its sole discretion, classify or reclassify such item of Permitted Liens (or any portion thereof) in any manner that complies with this definition and the Company may divide and classify a Lien in more than one of the types of Permitted Liens in one of the above clauses.

        "Person" means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class of classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

        "Property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

        "Purchase Money Indebtedness" means Indebtedness Incurred to finance the acquisition, development, construction or lease by the Company or a Domestic Subsidiary of Property, including additions and improvements thereto, where the maturity of such Indebtedness does not exceed the anticipated useful life of the Property being financed; provided, however, that such Indebtedness is Incurred within 270 days after the completion of the acquisition, development, construction or lease of such Property by the Company or such Domestic Subsidiary.

        "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

          (1)   a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries) or

          (2)   any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided, however, that the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the chief financial officer of the Company).

        "Rating Agencies" means:

          (1)   S&P;

          (2)   Moody's; or

          (3)   if S&P or Moody's or both shall not make a rating of the notes publicly available, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company, which shall be substituted for S&P or Moody's or both, as the case may be.

        "Receivables Entity" means (a) a Wholly Owned Subsidiary of the Company that is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity or (b) another Person engaging in a Qualified Receivables Transaction with the Company, which Person engages in the business of the financing of accounts receivable, and in either of clause (a) or (b):

          (1)   no portion of the Indebtedness or any other obligations (contingent or otherwise) of such entity:

            (A)  is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings),

            (B)  is recourse to or obligates the Company or any Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings), or

            (C)  subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings);

          (2)   the entity is not an Affiliate of the Company or is an entity with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms that the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

          (3)   is an entity to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

        Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        "S&P" means Standard & Poor's Rating Services, a division of McGraw-Hill Financial, Inc., and any successor thereto.

        "Sale Leaseback Transaction" means the leasing by the Company or any Domestic Subsidiary of any property, whether owned on the Issue Date or acquired after the Issue Date (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between the Company and any Domestic Subsidiary or between Domestic Subsidiaries), which property has been or is to be sold or transferred by the Company or such Domestic Subsidiary to any party with the intention of taking back a lease of such property.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Significant Subsidiary" means any Subsidiary of the Company that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission, as such Regulation is in effect on the Issue Date.

        "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that, taken as a whole, are customary in an accounts receivable transaction.

        "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); or

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Subsidiary Guarantee" means the guarantee by any Subsidiary Guarantor of the Company's Indenture Obligations. The notes will not have the benefit of any Subsidiary Guarantees upon issuance.

        "Subsidiary Guarantor" means each Subsidiary of the Company that guarantees the Company's Indenture Obligations. The notes will not be Guaranteed by any Subsidiary Guarantors upon issuance.

        "Triggering Indebtedness" means (i) the Credit Agreement, (ii) the Cash Convertible Notes, or (iii) any other Indebtedness of the Company or any Subsidiary represented by bonds, debentures, notes or other securities, in each case, that has an aggregate principal amount or committed amount of at least $100.0 million; provided that, in the case of clauses (i) through (iii) above, in no event shall Triggering Indebtedness include Indebtedness Incurred by a Foreign Subsidiary that does not directly or indirectly Guarantee, become an obligor under, or otherwise provide direct credit support for any Indebtedness of the Company or any Subsidiary that is not a Foreign Subsidiary.

        "U.S. Government Obligations" means direct non-callable obligations of, or guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

        "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Wholly Owned Subsidiary" means a Subsidiary of the Company of which the Company owns all of the capital stock, other than directors' qualifying shares, of such Subsidiary.

Book-Entry Delivery and Form

        Except as described below, the Exchange Bonds will be initially represented by one or more global bonds ("Global Bonds") in fully registered form without interest coupons. The Global Bonds will be deposited with the Trustee, as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the Exchange Bonds for all purposes under the Indenture. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of Global Bonds, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Bonds to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the Global Bonds will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Bonds will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders of the Exchange Bonds may hold their interests in the Global Bonds directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

        So long as DTC, or its nominee, is the registered owner or holder of the Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for all purposes under the Indenture. No beneficial owner of an interest in the Global Bonds will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Exchange Bonds.

        Payments of the principal of, premium (if any) and interest on the Global Bonds will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to such beneficial ownership interest.

        We expect that DTC or its nominee, upon receipt of any payment of principal, premium (if any), or interest on the Global Bonds, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Bonds as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Bonds held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

        Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds.

        So long as DTC or its nominee is the registered owner or holder of such Global Bonds, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Bonds represented by such Global Bonds for the purposes of receiving payment on the Exchange Bonds, receiving notices and for all other purposes under the Indenture and the Exchange Bonds. Beneficial interests in the Global Bonds will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a Global Bond will not be entitled to receive physical delivery of certificated Exchange Bonds in definitive form and will not be considered the holders of such Global Bond for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in a Global Bond must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder of the Exchange Bonds under the Indenture. We understand that under existing industry practices, in the event that we request any action of holders of the Exchange Bonds or that an owner of a beneficial interest in a Global Bond desires to give or take any action that a holder of the Exchange Bonds is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of the beneficial owners owning through them.

        DTC has advised us that it will take any action permitted to be taken by a holder of the Exchange Bonds only at the direction of one or more participants to whose account the DTC interests in the Global Bonds are credited and only in respect of such portion of the aggregate principal amounts of the Exchange Bonds as to which such participant or participants has or have been given such direction.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

        Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Bonds among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        The Exchange Bonds will be issued in physical form and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Bonds only (i) if DTC notifies us that it is unwilling or unable to continue as depositary for the Global Bonds or if at any time DTC ceases to be a "clearing agency" registered under the Exchange Act and we thereupon fail to appoint a successor depositary within 90 days of such notice or cessation or, (ii) upon the request of DTC at any time that there shall have occurred and be continuing an Event of Default with respect to the Exchange Bonds. Upon any such exchange, certificated Exchange Bonds shall be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Registration Rights Agreement

        We are making the exchange offer to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the Restricted Bonds on June 25, 2013. The following description of certain material provisions of the registration rights agreement is a summary only. Because this section is a summary, it does not describe every aspect of the registration rights agreement. This summary is subject to and qualified in its entirety by reference to all the provisions of the registration rights agreement, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

        Exchange Offer.    Pursuant to the registration rights agreement, we agreed to use commercially reasonable efforts to:

  •
  file with the SEC and cause to become effective a registration statement relating to an offer to exchange the Restricted Bonds for the Exchange Bonds; and

  •
  keep the exchange offer open for not less than 20 business days after the date of notice thereof is mailed to the holders of the Restricted Bonds.

        Shelf Registration Statement.    In the event:

  •
  we are not permitted to effect the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, or

  •
  any initial purchaser of the Restricted Bonds notifies us it owns the Restricted Bonds that are or were ineligible to be exchanged in the exchange offer,

we have agreed to use commercially reasonable efforts to file with the SEC and have become effective a shelf registration statement to cover resales of the Registrable Securities (as defined in the registration rights agreement) by the holders thereof. We will use our commercially reasonable efforts to remain continuously effective, and supplemented and amended as required, until the second anniversary of the effective date of the shelf registration statement or such shorter period that will terminate when there are no Registrable Securities.

        Additional Interest.    With respect to either series of notes, if (i) the Exchange Offer is not completed on or prior to April 21, 2014, (ii) the shelf registration statement, if required because the exchange offer is not permitted by applicable law or SEC policy, has not become effective on or prior to April 21, 2014, (iii) the shelf registration statement, if required upon request of any initial purchaser of the Restricted Bonds, has not become effective on or prior to the later of April 21, 2014 or 90 days following such request, (iv) the shelf registration statement, if required to be filed, has become effective and thereafter ceases to be effective or the prospectus contained therein ceases to be usable, as the case may be, during the periods specified in the registration rights agreement or (v) the shelf registration statement, if required to be filed, has become effective and thereafter, on more than two occasions during the period specified in the registration rights agreement, ceases to be effective or the prospectus contained therein ceases to be usable (each such event referred to in clauses (i) through (v) above, a "Registration Default"), then we will pay additional interest ("Additional Interest") in cash to each holder of Registrable Securities of such series with respect to the first 90-day period while a Registration Default is continuing immediately following the occurrence of such Registration Default, in an amount equal to 0.25% per annum of the principal amount of such Registrable Securities. The amount of Additional Interest on such series of notes will increase by an additional 0.25% per annum of the principal amount of the Restricted Bonds for each subsequent 90-day period while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum amount of 0.50% per annum of the principal amount of the applicable series of notes. If at any time more than one Registration Default has occurred and is continuing, then, until the next date that there is no Registration Default, the increase in interest rate shall apply as if there occurred a single Registration Default that begins on the date that the earliest such Registration Default occurred and ends on such next date that there is no Registration Default.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives the Exchange Bonds for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of the Exchange Bonds received in exchange for the Restricted Bonds where such Restricted Bonds were acquired as a result of market-making activities or other trading activities. Each such broker-dealer, through its participation in the exchange offer, will be deemed to have confirmed to us that it has not entered into any agreement or understanding with us or any of our affiliates to distribute the Exchange Bonds.

        We have agreed that, starting on the expiration date and ending 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January    , 2014, all dealers effecting transactions in the Exchange Bonds may be required to deliver a prospectus.

        The Company will not receive any proceeds from any sale of the Exchange Bonds by broker-dealers. The Exchange Bonds received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Bonds or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Bonds. Any broker-dealer that resells the Exchange Bonds that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of the Exchange Bonds and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. By acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents.

        We have agreed to pay all expenses incidental to the exchange offer other than underwriting discounts and commissions and transfer taxes, and will indemnify holders of the Exchange Bonds, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act or contribute to payments that they may be required to make in request thereof.

 CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a discussion of the anticipated U.S. federal income tax consequences to a holder of the Restricted Bonds relating to the exchange of the Restricted Bonds for the Exchange Bonds. This discussion is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular investors in light of their individual investment circumstances, such as bonds held by as brokers, financial institutions (including banks), insurance companies, tax exempt entities or qualified retirement plans, expatriates, entities that are treated as partnerships (or other pass through entities such as S corporations) for U.S. federal income tax purposes (and investors therein), dealers in securities or currencies, real estate investment trusts, regulated investment companies, taxpayers subject to the alternative minimum tax, U.S. persons whose functional currency is not the U.S. dollar, persons deemed to sell the notes under the constructive sale provisions of the Internal Revenue Code of 1986, as amended, and persons that hold the bonds as part of a straddle, hedge, conversion transaction or other integrated transaction. Furthermore, this discussion does not address any other U.S. federal tax consequences (e.g., estate or gift tax or Medicare contribution tax) or any state, local or foreign tax laws. Each prospective investor is urged to consult his or her tax advisor regarding the U.S. federal, state, local, and foreign income and other tax considerations of the acquisition, ownership, and disposition of the Exchange Bonds.

        The exchange of a Restricted Bond for an Exchange Bond pursuant to the exchange offer will not constitute a "significant modification" of the Restricted Bond for U.S. federal income tax purposes and, accordingly, the Exchange Bond received will be treated as a continuation of the Restricted Bond in the hands of such holder. As a result, there will be no U.S. federal income tax consequences to a holder who exchanges a Restricted Bond for an Exchange Bond pursuant to the exchange offer and any such holder will have the same adjusted tax basis and holding period in the Exchange Bond as it had in the Restricted Bond immediately before the exchange. A holder who does not exchange its Restricted Bond for an Exchange Bond pursuant to the exchange offer will not recognize any gain or loss, for U.S. federal income tax purposes, upon consummation of the exchange offer.

 LEGAL MATTERS

        Certain legal matters with respect to the validity of the issuance of the notes will be passed upon by Bradley L. Wideman, Vice President, Associate General Counsel Securities and Assistant Secretary of our company. In addition, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this prospectus by reference from the Current Report on Form 8-K filed on May 28, 2013, and the effectiveness of Mylan Inc.'s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference. Such consolidated financial statements and the related consolidated financial statement schedule are incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

MYLAN INC.

OFFER TO EXCHANGE

$500 million aggregate principal amount of 1.800% Senior Notes due 2016
CUSIP #628530AZ0, ISIN #US628530AZ06
CUSIP #U62472AG7, ISIN #USU62472AG79
in exchange for $500 million aggregate principal amount of 1.800% Senior Notes due 2016 which have been registered under the Securities Act of 1933, as amended,

and

$650 million aggregate principal amount of 2.600% Senior Notes due 2018
CUSIP #628530BA4, ISIN #US628530BA46
CUSIP #U62472AH5, ISIN #USU62472AH52
in exchange for $650 million aggregate principal amount of 2.600% Senior Notes due 2018 which have been registered under the Securities Act of 1933, as amended.

PROSPECTUS

Dated January    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Mylan Inc. is organized under the laws of Pennsylvania. The Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our bylaws provide that each person who is or was serving as a director or officer of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise shall be entitled to indemnification as and to the fullest extent permitted by law, including the BCL or any successor statutory provision, as from time to time amended.

        The BCL also permits a Pennsylvania corporation, by so providing in its bylaws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law. Our bylaws eliminate the personal liability of the directors to the fullest extent permitted by the BCL.

        Our bylaws also provide that we may maintain an insurance policy which insures us and any directors, officers or other persons serving at the request of the corporation as described in the preceding paragraph against certain liabilities which might be incurred in connection with the performance of their duties.

        In addition, we have indemnification agreements with our directors and contractual indemnification obligations to certain of our officers, which provide that Mylan will indemnify such persons against any and all expenses, liabilities and losses incurred by such person in connection with any threatened, pending or completed claim, action, suit, proceeding or investigation (provided generally that any such claim, action, suit, proceeding or investigation initiated by the indemnitee was authorized by our board of directors) to which such person was or is a party, or is threatened to be made a party, because such person is or was a director or officer of Mylan or of any of its subsidiaries, or served at the request of Mylan as a director, officer, trustee, employee or agent of another entity.

Item 21.    Exhibits and Financial Statement Schedules.

        See index to exhibits following the signature pages hereto.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (6)   That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 11 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Canonsburg, Commonwealth of Pennsylvania, on December 23, 2013.

MYLAN INC.
By:	/s/ JOHN D. SHEEHAN
	Name:	John D. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each of the undersigned officers and directors of Mylan Inc., a Pennsylvania corporation, hereby constitutes and appoints Robert J. Coury, Heather Bresch, John D. Sheehan, Daniel C. Rizzo, Jr., Joseph F. Haggerty, and Mark Nance and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT J. COURY Robert J. Coury	Executive Chairman of the Board	December 23, 2013
/s/ HEATHER BRESCH Heather Bresch	Chief Executive Officer and Director (Principal Executive Officer)	December 23, 2013
/s/ JOHN D. SHEEHAN John D. Sheehan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 23, 2013
/s/ DANIEL C. RIZZO, JR. Daniel C. Rizzo, Jr.	Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	December 23, 2013

Signature	Title	Date

/s/ RODNEY L. PIATT Rodney L. Piatt	Lead Independent Director and Vice Chairman of the Board	December 23, 2013
/s/ WENDY CAMERON Wendy Cameron	Director	December 23, 2013
/s/ ROBERT J. CINDRICH Robert J. Cindrich	Director	December 23, 2013
/s/ NEIL F. DIMICK Neil F. Dimick	Director	December 23, 2013
/s/ MELINA HIGGINS Melina Higgins	Director	December 23, 2013
/s/ DOUGLAS J. LEECH Douglas J. Leech	Director	December 21, 2013
/s/ RAJIV MALIK Rajiv Malik	President and Director	December 23, 2013
/s/ JOSEPH C. MAROON, M.D. Joseph C. Maroon, M.D.	Director	December 23, 2013
/s/ MARK W. PARRISH Mark W. Parrish	Director	December 23, 2013
/s/ C.B. TODD C.B. Todd	Director	December 22, 2013
/s/ R.L. VANDERVEEN, PH.D., R. PH. R.L. Vanderveen, Ph.D., R. Ph.	Director	December 23, 2013

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation of the registrant, as amended to date (incorporated by reference to Exhibit 3.1 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2009)
3.2	Bylaws of the registrant, as amended to date (incorporated by reference to Exhibit 3.2 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2009)
4.1
Indenture, dated as of June 25, 2013, between the registrant, the guarantors named therein and The Bank of New York Mellon, as Trustee, relating to $1.15 billion aggregate principal amount of Senior Notes, consisting of $500 million aggregate principal amount of 1.800% Senior Notes due 2016 and $650 million aggregate principal amount of 2.600% Senior Notes due 2018 (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed on June 27, 2013)
4.2	Form of 1.800% Senior Notes due 2016 (included in Exhibit 4.1)
4.3	Form of 2.600% Senior Notes due 2018 (included in Exhibit 4.1)
4.4
Registration Rights Agreement, dated as of June 25, 2013, among the registrant, the guarantors named therein and Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. LLC, as representatives of the initial purchasers of the registrant's 1.800% Senior Notes due 2016 and 2.600% Senior Notes due 2018 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on June 27, 2013)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
5.2	Opinion of Bradley L. Wideman, Esq.
12
Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Current Report on Form 8-K filed on November 29, 2013 and Exhibit 12.1 to Registration Statement on Form S-3 filed on June 13, 2013)
23.1	Consent of Deloitte and Touche LLP, independent registered public accounting firm.
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
23.3	Consent of Bradley L. Wideman, Esq. (included in Exhibit 5.2)
24	Powers of Attorney (included on the signature hereto)
25	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon, as Trustee under the Indenture
99.1	Form of Letter to Clients
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees